UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐ Soliciting Material Pursuant to § 240.14a-12

CATHAY GENERAL BANCORP

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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777 NORTH BROADWAY

LOS ANGELES, CALIFORNIA 90012

To Our Stockholders:

We are pleased to invite you to attend the annual meeting of stockholders of Cathay General Bancorp. The meeting will be held on Monday, May 14, 2012, at 5:00 p.m., local time, at 9650 Flair Drive, El Monte, California 91731.

At the meeting, you will be asked to elect four Class I directors to serve until 2015, to vote on an advisory (non-binding) proposal to approve our executive compensation, and to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2012 fiscal year.

Your vote is very important. Whether or not you expect to attend the annual meeting in person, we encourage you to cast your vote by telephone or, if you prefer, by completing, signing, and returning your proxy card in the accompanying return envelope. Specific instructions for voting by telephone are stated on the proxy card. If you hold your shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from them to vote your shares. Your cooperation is appreciated since a majority of the outstanding shares of our common stock must be represented, either in person or by proxy, to transact business at the meeting.

We look forward to seeing you at the meeting.

Sincerely yours,

Dunson K. Cheng

Chairman of the Board,

President, and Chief Executive Officer

Los Angeles, California

April 12, 2012

777 NORTH BROADWAY

LOS ANGELES, CALIFORNIA 90012

Notice of Annual Meeting of Stockholders

to be Held on May 14, 2012

Notice is hereby given that the annual meeting of stockholders of Cathay General Bancorp will be held on Monday, May 14, 2012, at 5:00 p.m., local time, at our offices located at 9650 Flair Drive, El Monte, California 91731, for the following purposes:

1.	To elect four Class I directors to serve until the 2015 annual meeting of stockholders and their successors have been elected and qualified;

2.	To vote on an advisory (non-binding) proposal to approve our executive compensation;

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2012 fiscal year; and

4.	To transact such other business as may properly be brought before the meeting or any adjournments or postponements of the meeting.

The Board of Directors has fixed April 2, 2012, as the record date for the meeting. Only holders of record of our common stock at the close of business on the record date are entitled to receive notice of and to vote at the meeting.

Please cast your vote by telephone or by completing, signing, and returning your proxy card in the accompanying return envelope. If you mail the envelope in the United States, it does not require postage. It is important that you vote by telephone or by returning your proxy card promptly even if you plan to attend the annual meeting in person.

We invite you to attend the meeting in person. If you attend, you may choose to vote in person at the meeting. If you do so, your prior voting instructions will be disregarded.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 14, 2012. This proxy statement and Cathay General Bancorp’s Annual Report for the year ended December 31, 2011, are also available electronically at www.cathaygeneralbancorp.com/proxymaterials and will remain available on the website through the conclusion of the meeting of stockholders.

By Order of the Board of Directors

Perry Oei

Secretary

Los Angeles, California

April 12, 2012

i

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary is designed as an aid and does not contain all of the information that you should consider in deciding how to vote. As such, you should read this entire proxy statement carefully before voting.

Annual Meeting of Stockholders

Date and Time:	Monday, May 14, 2012, 5:00 p.m. local time
Place:	Cathay Bank Corporate Center
9650 Flair Drive, El Monte, California 91731
Record Date:	April 2, 2012
Voting:	Holders of record of our common stock at the close of business on the record date.
Attendance:	Stockholders and their duly appointed proxies may attend the meeting.

Proposals and Voting Recommendations

Proposal	Board Recommendation	Page
1. Election of Directors	FOR ALL NOMINEES	6
2. Advisory (Non-Binding) Vote to Approve our Executive Compensation	FOR	40
3. Ratification of the Appointment of Independent Registered Public Accounting Firm	FOR	41

Proposal One – Election of Directors

The first proposal is to elect four Class I directors to serve until 2015. The following table provides summary information about each nominee.

Name of Nominee	Age	Principal Occupation	Director Since
Michael M.Y. Chang	74	Retired Attorney	1990
Jane Jelenko	63	Board member of the Sun America Funds, the Music Center of Los Angeles County, Gabriella Education Foundation, and the Constitutional Rights Foundation (emeritus)	2012
Anthony M. Tang	58	Executive Vice President of Cathay General Bancorp and Senior Executive Vice President and Chief Lending Officer of Cathay Bank	1990
Peter Wu	63	Executive Vice Chairman of the Board and Chief Operating Officer of Cathay General Bancorp and Cathay Bank	2003

The Board unanimously recommends that you vote FOR ALL NOMINEES as Class I directors.

Proposal Two—Advisory (Non-Binding) Vote to Approve our Executive Compensation

As a result of our participation in the TARP Capital Purchase Program, we are required by the Emergency Economic Stabilization Act of 2008, as amended, to permit a non-binding stockholder vote to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the compensation discussion and analysis, the compensation tables, the narrative discussion and any related material). Accordingly, the Board of Directors is submitting the following proposal for stockholder consideration:

ii

“Resolved, that the stockholders approve the compensation of executive officers, as disclosed pursuant to the compensation rules of the Securities and Exchange Commission, including the ‘Compensation Discussion and Analysis,’ the compensation tables, the narrative discussion and any related material contained in this proxy statement.”

The Board unanimously recommends that you vote FOR the approval of our executive compensation.

Proposal Three—Ratification of the Appointment of Independent Registered Public Accounting Firm

We are asking stockholders to ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for our 2012 fiscal year. Although ratification is not legally required, we are submitting the appointment of KPMG to our stockholders for ratification in the interest of good corporate governance. In the event that this appointment is not ratified, the Audit and Risk Management Committee of the Board will reconsider the appointment.

The Board unanimously recommends that you vote FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for the 2012 fiscal year.

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777 NORTH BROADWAY

LOS ANGELES, CALIFORNIA 90012

Proxy Statement

Annual Meeting of Stockholders

May 14, 2012

The Board of Directors of Cathay General Bancorp (the “Board”) is furnishing this proxy statement to the holders of record of our common stock to solicit proxies for use at our 2012 annual meeting of stockholders and any adjournments or postponements of the meeting. In this proxy statement, “Bancorp,” “we,” “us,” and “our” refer to Cathay General Bancorp, a Delaware corporation. This proxy statement and the enclosed proxy card were first mailed to stockholders on or about April 12, 2012.

INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the meeting, our stockholders will be asked to:

1.	Elect four Class I directors to serve until the 2015 annual meeting of stockholders and their successors have been elected and qualified;

2.	Vote on an advisory (non-binding) proposal to approve our executive compensation;

3.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2012 fiscal year; and

4.	Transact such other business as may properly be brought before the meeting or any adjournments or postponements of the meeting.

When and where will the annual meeting be held?

The annual meeting will be held on May 14, 2012, at 5:00 p.m., local time, at our offices located at 9650 Flair Drive, El Monte, California 91731.

Who can attend the annual meeting?

All stockholders and their duly appointed proxies may attend the meeting.

INFORMATION ABOUT VOTING AND PROXIES

Who is entitled to vote at the annual meeting?

The Board has fixed April 2, 2012, as the record date for the meeting. Only holders of record of our common stock at the close of business on the record date are entitled to receive notice of and to vote at the meeting. On the record date, 78,708,397 shares of our common stock were outstanding.

How many shares must be present to transact business at the meeting?

The presence in person or by proxy of the holders of a majority of the outstanding shares of our common stock is necessary to transact business at the meeting. Abstentions and broker non-votes will be counted as present for this purpose. If the shares represented at the meeting are not sufficient to transact business, we may adjourn or postpone the meeting to permit the further solicitation of proxies.

What are broker non-votes?

The term “broker non-votes” generally refers to shares that are held by a broker or other nominee in its name for the benefit of its clients but that cannot be voted because the broker or nominee is precluded from voting on certain matters and has not received voting instructions from the beneficial owner on those matters.

How many votes am I entitled to?

Each stockholder of record is entitled to one vote for each share of our common stock registered in the stockholder’s name. Shares may not be voted cumulatively for the election of directors or otherwise.

What is the difference between a “stockholder of record” and a “beneficial owner?”

These terms describe how your shares are held. If your shares are registered directly in your name with our transfer agent, then you are a “stockholder of record” of those shares. As a stockholder of record, you have the right to vote by telephone or by proxy or to vote in person at the meeting.

If your shares are held in an account by a broker, bank, trust company or other similar organization, then you are a “beneficial owner” of those shares and the organization holding your shares is considered the “stockholder of record” for purposes of voting at the meeting. If you are a beneficial owner, you have the right to direct the organization holding your shares on how to vote the shares held in your account.

How do I vote my shares?

If you are a stockholder of record, you may vote your shares by telephone, by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-prepaid envelope, or by attending the meeting and voting in person. If you vote by telephone or properly complete the proxy card and we receive it before the voting, your shares will be voted as you direct. Even if you plan to attend the meeting in person, we encourage you to cast your vote by telephone or, if you prefer, by completing, signing, and returning the proxy card. Specific instructions for voting by telephone accompany the proxy card.

If you are a beneficial owner, you have the right to direct the organization holding your shares on how to vote the shares held in your account. If you wish to vote in person at the meeting, you must obtain a valid proxy from the organization holding the shares giving you the right to vote at the meeting. If you hold your shares in a brokerage account and do not give voting instructions to your broker on proposals that are considered “non-routine,” your broker cannot vote them for you and your shares will be treated as broker non-votes. At the meeting, Proposal Three (Ratification of the Appointment of Independent Registered Public Accounting Firm) involves matters that we believe will be considered “routine,” while Proposal One (Election of Directors) and Proposal Two (Advisory (Non-Binding) Vote to Approve Executive Compensation) involve matters that we believe will be considered “non-routine.” Therefore, it is important that you provide voting instructions for all proposals.

What if I don’t vote for some of the items listed on my proxy card?

If you are a stockholder of record and return your signed proxy card without giving specific voting instructions with respect to some of the items listed, the proxy holders will vote your shares according to the recommendations of the Board on all matters presented in this proxy statement. The Board has designated Dunson K. Cheng and Heng W. Chen, or any of them, with power of substitution, as proxy holders.

May I change my vote?

Yes. If you are a stockholder of record, you may revoke your proxy at any time before it is exercised by filing a written notice of revocation with our Secretary, by delivering to our Secretary a later signed and dated proxy card, or by a later dated vote by telephone. The deadline to vote by telephone is 11:59 p.m., Eastern Time, on May 13, 2012. You may also revoke your proxy if you are present at the meeting and vote in person. Attendance at the meeting will not cause any previously granted proxy to be revoked unless you specifically make that request. Unless you decide to attend the meeting and vote in person, we recommend that you change or revoke your prior instructions in the same manner as you originally gave them and provide enough time for the new voting instructions to reach us before the meeting begins. Once the meeting begins, you may only change or revoke your proxy in person.

How are the shares held by the Cathay Bank Employee Stock Ownership Trust (ESOPT) voted?

Each participant of the ESOPT has the power to direct the vote of the shares allocated to him or her by providing instructions to the administrator of the ESOPT. The administrator, which is a management level committee, has the sole power to vote the shares allocated to any participant who does not specify any voting directions and to vote any unallocated shares held by the ESOPT.

How does the Board recommend that I vote?

The Board unanimously recommends that you vote your shares as follows:

•	FOR all nominees as Class I directors as specified under Proposal One,

•	FOR the advisory (non-binding) proposal to approve our executive compensation as specified under Proposal Two, and

•	FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm as specified under Proposal Three.

What is the vote required to elect directors and approve the other proposals?

Proposal One (Election of Directors). Nominees receiving a plurality of the votes cast at the meeting will be elected as directors. Plurality means that the persons who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Withholding authority to vote for a director nominee and broker non-votes on the election of directors will not affect the outcome of the election.

Proposal Two (Advisory (Non-Binding) Vote to Approve our Executive Compensation). The affirmative vote of a majority of our shares of common stock present in person or represented by proxy and entitled to vote at the meeting is required to approve Proposal Two. Abstentions will be treated as present and entitled to vote and therefore will have the same effect as a vote against this proposal. Broker non-votes will not affect the outcome of the advisory vote. The results of this voting are not binding on the Board.

Proposal Three (Ratification of the Appointment of Independent Registered Public Accounting Firm). The affirmative vote of a majority of our shares of common stock present in person or represented by proxy and entitled to vote at the meeting is required to approve Proposal Three. Abstentions will be treated as present and entitled to vote and therefore will have the same effect as a vote against this proposal.

Who will serve as inspector of elections?

The inspector of elections for the meeting will be a representative of American Stock Transfer and Trust Company. Under Delaware law, the inspector of elections will pass on the proxies and ballots submitted and may consider evidence deemed to be reliable to reconcile proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons that represent more votes than the holder of a proxy is authorized by the stockholder of record to cast or more votes than the stockholder holds of record.

What happens if additional matters are presented at the meeting or a nominee is unable to serve as a director?

As of the date of this proxy statement, the Board knows of no matters to be brought before the meeting other than the proposals specifically listed in the notice of annual meeting of stockholders. Nevertheless, if further business is properly presented, the proxy holders named in the enclosed proxy card will vote the shares in their discretion in accordance with their best judgment.

If any nominee for director named in this proxy statement becomes unavailable for any reason, or if any vacancy on the Board occurs before the election, the shares represented by any proxy voting for that nominee will be voted for the person who may be designated by the Board to replace the nominee or to fill that vacancy on the Board. However, at the date of this proxy statement, the Board does not believe that any nominee will be unavailable or that any vacancy will occur.

How will proxies be solicited and who will pay for the solicitation?

Bancorp will pay the cost of this solicitation of proxies. In addition to use of the mail by Bancorp, the officers, directors, and employees of Bancorp and its subsidiaries may solicit proxies personally or by telephone, facsimile, or electronic means. These individuals will not be specially compensated for these solicitation activities. Arrangements will also be made with brokerage firms and certain other custodians, nominees, and fiduciaries for forwarding solicitation materials to the beneficial owners of shares held of record by these persons, and Bancorp will reimburse these persons for their reasonable expenses incurred in forwarding these materials.

What happens if the meeting is adjourned or postponed?

Your proxy will remain valid and the shares may be voted at any adjourned or postponed meeting. You will still be able to change your vote or revoke your proxy until the voting occurs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Based on the contents of reports filed with the Securities and Exchange Commission (“SEC”) pursuant to Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the entities listed below are the only beneficial owners of more than five percent of our common stock as of April 2, 2012.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percentage of Common Stock Beneficially Owned 1/
FMR LLC 82 Devonshire Street, Boston, MA 02109	7,698,701	2/	9.78%

BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	5,546,405	3/	7.05%

Dimensional Fund Advisors LP Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746	4,171,249	4/	5.30%

1/	The ownership percentage is determined by dividing the number of shares shown in this table by the 78,708,397 shares of Bancorp common stock outstanding as of April 2, 2012.
2/

All information regarding FMR LLC is based on an amendment to Schedule 13G filed with the SEC on February 14, 2012. FMR LLC, a parent holding company, and Edward C. Johnson 3d reported that they had sole dispositive power over all of the shares indicated, and sole power to vote 274,630 shares. Edward C. Johnson 3d and members of his family may be deemed to be a controlling group with respect to FMR LLC. Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, was the beneficial owner of 7,425,171 of the shares indicated as a result of acting as investment advisor to various investment companies registered under the Investment Company Act of 1940, of which 4,125,000 shares were attributable to Fidelity Low-Priced Stock Fund. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by these investment companies, which power resides with their boards of trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by these boards of trustees. Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR LLC, was the beneficial owner of 273,530 of the shares indicated as a result of serving as investment manager of various institutional accounts. Edward C. Johnson 3d and FMR LLC each has sole dispositive and voting power over the 273,530 shares owned by these institutional accounts.

3/

All information regarding BlackRock, Inc. is based on an amendment to Schedule 13G filed with the SEC on February 13, 2012. BlackRock, Inc., a parent holding company, reported on behalf of its subsidiaries that it had sole dispositive power and sole voting power over all of the shares indicated.

4/

All information regarding Dimensional Fund Advisors LP is based on an amendment to Schedule 13G filed with the SEC on February 14, 2012. Dimensional Fund Advisors LP, an investment advisor, reported that it had sole dispositive power over all of the shares indicated, and sole power to vote 4,051,760 shares. It furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment advisor or manager, it may be deemed to be the beneficial owner of the shares held by the investment companies, but the shares are owned by the investment companies and it disclaims beneficial ownership of such shares.

As of April 2, 2012, our directors and executive officers as a group beneficially owned approximately 8,495,969 shares of our common stock. The individual security ownership of our directors and named executive officers can be found in “Security Ownership of Nominees, Continuing Directors, and Named Executive Officers” under the section titled “Election of Directors.” Our directors and executive officers have informed us that they intend to vote according to the recommendations of the Board.

As of April 2, 2012, the Cathay Bank Employee Stock Ownership Trust (the “ESOPT”) held approximately 1,278,855 shares of Bancorp common stock. Shares of our common stock beneficially owned by the ESOPT have been allocated among the participants of the Cathay Bank Employee Stock Ownership Plan. Each participant has the power to direct the vote of his or her allocated shares. The ESOPT is administered by a management level committee which consists of Dunson K. Cheng, Peter Wu, and Anthony T. Tang. It has the sole power to vote allocated shares of any participant who does not specify any voting directions. It also has the sole power to vote and dispose of all unallocated shares of our common stock that are beneficially owned by the ESOPT. As of April 2, 2012, there were approximately 756 unallocated shares.

PROPOSAL ONE

ELECTION OF DIRECTORS

Under our certificate of incorporation and bylaws, the Board may consist of between 3 and 25 directors, and the number within the range may be changed from time to time by the Board. The Board currently consists of 11 directors, each of whom is also a director of Cathay Bank, a California-chartered bank and wholly-owned subsidiary of Bancorp. The Board has three classes of directors and our bylaws provide that the number of directors in each class should be as nearly equal in number as possible. The term of office of each class of directors is three years. The current term of the Class I directors will expire at the 2012 annual meeting of stockholders and, if elected at the 2012 annual meeting, the new term will expire at the 2015 annual meeting of stockholders. The current term of the Class II directors will expire at the 2013 annual meeting of stockholders. The current term of the Class III directors will expire at the 2014 annual meeting of stockholders.

Stockholders are being asked to elect four Class I directors. The Class I directors will hold office until the 2015 annual meeting of stockholders and their successors have been elected and qualified. The Board, based on the recommendation of the Nomination and Governance Committee and the unanimous vote of all independent directors of the Board, has nominated Michael M.Y. Chang, Jane Jelenko, Anthony M. Tang, and Peter Wu to serve as Class I directors. All of the nominees are currently directors of Bancorp and Cathay Bank, and have served continuously in these capacities since the dates indicated in the table below. Ms. Jelenko was initially elected by the Board as a Class III director, with a term expiring at the 2014 annual meeting of stockholders. With the death in January 2012 of Thomas G. Tartaglia, who had been a Class I director, Ms. Jelenko has agreed to stand for election as a Class I director at this annual meeting of stockholders. She was therefore nominated by the Board to serve as a Class I director, with a term expiring at the 2015 annual meeting of stockholders, and she shall no longer be a Class III director.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES (MICHAEL M.Y. CHANG, JANE JELENKO, ANTHONY M. TANG, AND PETER WU) AS CLASS I DIRECTORS.

Security Ownership of Nominees, Continuing Directors, and Named Executive Officers

The following table sets forth:

•	The age of each nominee and director and the periods each has served as a director of Bancorp.

•

Information on the beneficial ownership, as that term is defined under SEC rules and regulations, of shares of our common stock as of April 2, 2012, by each nominee and director, by each executive officer named in the “Summary Compensation Table” in the section titled “Remuneration of Executive Officers” below (“Named Executive Officers”), and all nominees, directors, and executive officers as a group.

Each nominee, director, and executive officer has furnished the information on his or her own beneficial ownership set forth in the following table. Except as otherwise noted in the footnotes below, each of these persons had sole voting and investment power with respect to the common stock owned by him or her.

Name	Age	Director of Bancorp Since	Amount and Nature of Ownership of Common Stock		Percentage Ownership of Common Stock 1/
Nominees for Election at the Meeting for the Term Ending 2015 (Class I):
Michael M. Y. Chang	74	1990	612,954	2/	*/
Jane Jelenko	63	2012	0		*/
Anthony M. Tang ***/	58	1990	2,432,194	3/	3.08%
Peter Wu **/***/	63	2003	1,177,179	4/	1.49%

Directors Currently Serving for the Term Ending in 2013 (Class II):
Kelly L. Chan	65	1990	423,504	5/	*/
Dunson K. Cheng ***/	67	1990	2,237,279	6/	2.79%
Thomas C.T. Chiu **/	64	2003	289,613	7/	*/
Joseph C.H. Poon/	65	1990	73,040	8/	*/

Directors Currently Serving for the Term Ending in 2014 (Class III):
Patrick S.D. Lee	77	1990	259,330	9/	*/
Ting Y. Liu	75	2003	397,228	10/	*/
Nelson Chung	59	2005	26,300	11/	*/
Other Named Executive Officers:
Heng W. Chen	59	—	170,040	12/	*/
Irwin Wong	63	—	279,910	13/	*/
All nominees, directors, and executive officers as a group (15 persons)			8,495,969	14/	10.44	% 15/

*/	Percentage of shares beneficially owned does not exceed one percent.
**/	Thomas C.T. Chiu is a brother-in-law of Peter Wu.
***/	A Named Executive Officer as well as a director.
1/

For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 78,708,397 shares of Bancorp common stock outstanding as of April 2, 2012, plus the number of shares of common stock that such person or group had the right to acquire within 60 days of April 2, 2012.

2/

Includes 102,140 shares held jointly by Mr. Chang and his spouse, 208,812 shares held by the Michael and Judy Chang Family Trust, 134,472 shares held by his son and 134,472 shares held by his daughter as to which Mr. Chang disclaims beneficial ownership, and 24,600 shares issuable under options exercisable within 60 days of April 2, 2012.

3/

Includes approximately 1,721,732 shares held by Mr. Tang’s spouse, approximately 88,771 shares held by the ESOPT which have been allocated to Mr. Tang’s account, 270,350 shares issuable under options exercisable within 60 days of April 2, 2012, and approximately 756 unallocated shares held by the ESOPT.

4/	Includes 820,167 shares held by the Wu Trust, 302,124 shares issuable under options exercisable within 60 days of April 2, 2012, and approximately 756 unallocated shares held by the ESOPT.
5/

Includes 58,288 shares held by the Kelly and Barbara Chan Living Trust, 9,800 shares held by Mr. Chan’s spouse, 13,040 shares held by Mr. Chan as custodian for his son, 27,096 shares held by Chansons Properties, 200,000 shares held as Trustee of the WHFC Chan Grandchildren’s Sprinkling Trust, and 24,600 shares issuable under options exercisable within 60 days of April 2, 2012.

6/

Includes 628,029 shares held by the Dunson Cheng and Cynthia Cheng Trust, approximately 102,224 shares held by the ESOPT which have been allocated to Mr. Cheng’s account, 1,443,610 shares issuable under options exercisable within 60 days of April 2, 2012, and approximately 756 unallocated shares held by the ESOPT.

7/	Consists of 204,961 shares held by Chiu Family Trust, 69,732 shares held by Dr. Chiu’s Pension Plan, and 14,920 shares issuable under options exercisable within 60 days of April 2, 2012.
8/	Includes 46,440 shares held by the Poon Family Trust and 24,600 shares issuable under options exercisable within 60 days of April 2, 2012.
9/	Consists of 234,730 shares held by Mr. Lee as trustee of the Lee Trust and 24,600 shares issuable under options exercisable within 60 days of April 2, 2012.
10/	Includes 376,664 shares held by the Liu Family Inter Vivo Trust and 14,920 shares issuable under options exercisable within 60 days of April 2, 2012.
11/

Consists of 10,000 shares held by Nelson Chung Defined Benefit Plan, 10,000 shares held by Nelson Chung Pension Plan, and 6,300 shares issuable under options exercisable within 60 days of April 2, 2012.

12/

Includes 140,196 shares issuable under options exercisable within 60 days of April 2, 2012. All of the shares owned by Mr. Chen are subject to pledge in a margin account at a securities brokerage firm.

13/

Includes approximately 4,881 shares held jointly by Mr. Wong and his spouse, approximately 16,726 shares held by the ESOPT which have been allocated to Mr. Wong’s account, and 252,684 shares issuable under options exercisable within 60 days of April 2, 2012.

14/

In addition to the ownership disclosed for the persons identified in the table above, the beneficial ownership of two additional executive officers is included in the total of the table. Executive officers are those individuals designated as such for purposes of Section 16 of the Exchange Act. The total number of shares beneficially owned by all of our directors and executive officers as a group includes 2,662,414 shares issuable under options exercisable within 60 days of April 2, 2012, approximately 207,721 shares held by the ESOPT that have been allocated to the directors and Named Executive Officers, and approximately 756 shares held as unallocated shares by the ESOPT.

15/

The ownership percentage is determined by dividing the number of shares by 81,370,811, which consists of 78,708,397 shares of Bancorp common stock outstanding as of April 2, 2012, and 2,662,414 shares of Bancorp common stock issuable under options exercisable within 60 days of April 2, 2012.

Security Ownership in Subsidiary

In December 2003, January 2004, and April 2004, Cathay Real Estate Investment Trust (the “REIT”), a subsidiary of Cathay Bank, sold in a private placement a total of 436,760 shares of its 7.0% Series A Non-Cumulative Preferred Shares (the “Series A Shares”) for $100 per share, of which Cathay Bank purchased 349,408 shares. As of April 2, 2012, there were 435,460 Series A Shares issued and outstanding. The Series A Shares vote on a share for share basis with the common shares of the REIT and are not convertible into common stock of the REIT or common stock of Cathay Bank or Bancorp. The REIT intends to continue to operate as a real estate investment trust under the Internal Revenue Code by investing primarily in participation interests in a portion of Cathay Bank’s portfolio of loans secured, in whole or in part, by real estate and leasehold improvements which generate net income.

The information below sets forth the number of Series A Shares beneficially owned as of April 2, 2012, by each of the current directors, the nominees recommended by the Board for election as directors, and the Named Executive Officers, and by all current directors, nominees, and Named Executive Officers as a group. Except as otherwise noted in the footnotes below, each of these persons had sole voting and investment power with respect to the Series A Shares owned by him.

Name	Series A Shares Beneficially Owned		Series A Percent of Class 1/
Michael M.Y. Chang	2,500	2/	0.57%
Heng W. Chen	250		0.06%
Dunson K. Cheng	5,000	3/	1.15%

All directors, nominees, and Named Executive Officers as a group (3 persons)	7,750		1.78%

1/	The ownership percentage is determined by dividing the number of shares shown in this table by 435,460, which is the number of Series A Shares issued and outstanding as of April 2, 2012.
2/	The shares are jointly owned by Mr. Chang and his spouse.
3/	Include 2,500 shares held by the Dunson Cheng and Cynthia Cheng Trust.

The REIT has also issued Series B Non-Cumulative Preferred Shares (the “Series B Shares”) to Cathay Bank and its employees. Series B Shares pay a non-cumulative annual cash dividend of $25 per share and have a liquidation preference of $250 per share. Holders of Series B Shares do not have voting rights except on proposals that could materially and adversely affect the preferences, voting powers, dividend rights, or other rights and privileges of the Series B Shares. As of April 2, 2012, the directors, nominees, and Named Executive Officers beneficially owning Series B Shares were Dunson K. Cheng, Anthony M. Tang, Heng W. Chen, and Irwin Wong. They each hold one share, which individually and as a group is less than one percent of the entire class of Series B Shares.

Nominees, Continuing Directors, and Named Executive Officers

Set forth below is information concerning each nominee for election as a Class I director, each of the Class II and III directors whose terms have not yet expired, and each other Named Executive Officer. Each of the current directors is also a director of Cathay Bank, a wholly-owned subsidiary of Bancorp. The biographical information set forth below includes the person’s principal occupation, business experience over the last five years, positions held, and the experience, qualifications, attributes, or skills that led the Nomination and Governance Committee and the Board to determine that the person should serve as a director. In addition, they each have satisfied other criteria considered by the Nomination and Governance Committee and the Board in evaluating potential nominees and directors, including intelligence, personal character, integrity, and commitment to the community and Bancorp.

Nominees (Class I)

Michael M.Y. Chang is a retired attorney, having practiced law in Los Angeles for 30 years until retiring in 2000. He was the Secretary of Bancorp and Cathay Bank from 2001 to August 2010. Mr. Chang was one of the founders of the Southern California Chinese Lawyers Association. He formerly served as a director of Chinatown Service Center, a community-based Chinese-American health and human services organization in Southern California. He received a Juris Doctor and a Bachelor of Science degree in Accounting. Mr. Chang has been a Director of Cathay Bank since 1983 and of Bancorp since it was formed as a holding company in 1990.

Mr. Chang has been a well-respected attorney in Los Angeles for over 30 years, and the Board benefits from his legal experience and analysis of issues. His participation in the Chinese-American community in Southern California provides knowledge of the local economy, as well as business opportunities for Cathay Bank.

Jane Jelenko was a partner at KPMG LLP, a global audit, tax, and advisory services firm, where she became the first woman consulting partner in 1983 and where she served over 25 years (from 1977 to 2003) in various capacities including the National Industry Director for its Banking and Finance group, a member of the firm’s Board of Directors, and the leader for the firm’s Banking and Investment Services Consulting group. She has also served on the Countrywide Bank board (Audit and Operations Committees), the Los Angeles Area Chamber of Commerce Executive Committee, and the Organization of Women Executives board. She currently serves on the boards of two mutual funds within the SunAmerica Mutual Funds family, and on non-profit boards, including the Music Center of Los Angeles County, Gabriella Education Foundation, and the Constitutional Rights Foundation (emeritus). She received a Master of Business Administration in Finance. Also, she has been awarded certification by the UCLA Anderson School of Management, Director Training and Certification Program. Ms. Jelenko has been a Director of Bancorp and Cathay Bank since January 2012.

Ms. Jelenko brings a fresh perspective as the newest member of the Board, along with her extensive managerial and finance experience and community service.

Anthony M. Tang has been an Executive Vice President of Bancorp since 1994 and Senior Executive Vice President and Chief Lending Officer of Cathay Bank since 1998, and has over 30 years of banking experience. He has also been a Trustee and Vice President of Cathay Real Estate Investment Trust since February 2003. Mr. Tang was formerly the Chief Financial Officer and Treasurer of Bancorp from 1990 to 2003. He received a Master of Business Administration degree. Mr. Tang has been a Director of Cathay Bank since 1986 and of Bancorp since it was formed as a holding company in 1990.

Through his service to Cathay Bank in various management capacities for over 25 years, Mr. Tang brings to the Board an in-depth knowledge and understanding of its history and business, as well as extensive knowledge of its operations from a financial and accounting standpoint.

Peter Wu, Ph.D., has been Executive Vice Chairman of the Board and Chief Operating Officer of Bancorp and Cathay Bank since 2003. He has also been the Chairman of the Board of GBC Venture Capital, Inc. since 1997, President and Chief Executive Officer of GBC Venture Capital, Inc. since 2003, and a Director, Chairman of the Board, President, and Chief Executive Officer of Cathay Bank Foundation since 2005. Prior to joining Bancorp, Mr. Wu was a co-founder, Chairman of the Board, President, and Chief Executive Officer of General Bank and its publicly-held bank holding company, GBC Bancorp, until they were merged with Cathay Bank and Bancorp in 2003. Mr. Wu received a Ph.D. in Mathematics. He has been a Director of Bancorp and Cathay Bank since 2003.

Mr. Wu provides extensive commercial banking and managerial experience through his executive management positions with GBC Bancorp and General Bank, of which he was a co-founder, and then Bancorp and Cathay Bank. He also provides institutional knowledge of the history and operations of General Bank and GBC Bancorp.

Continuing Directors (Class II)

Kelly L. Chan is an owner and Vice President of Phoenix Bakery Inc., a family-owned retail bakery that began in Los Angeles Chinatown and that has been serving the Los Angeles area for over 70 years. Mr. Chan is a Certified Public Accountant with over 25 years of experience, and received a Master of Business Administration degree. He served in the U.S. Navy from 1970 to 1973 and in the U.S. Naval Reserve until his retirement in 2000 with the rank of Captain. Mr. Chan has been a Director of Cathay Bank since 1981 and of Bancorp since it was formed as a holding company in 1990.

Mr. Chan offers the Board substantial management experience with privately held businesses, which constitute a significant portion of the customers of Cathay Bank. As a Certified Public Accountant, Mr. Chan adds additional expertise in accounting matters, and serves as chairman of the Audit and Risk Management Committee.

Dunson K. Cheng, Ph.D., has been Chairman of the Board, President, and Chief Executive Officer of Bancorp and Cathay Bank since 1994. He has also been a Trustee and President of Cathay Real Estate Investment Trust since February 2003. Mr. Cheng has 30 years of banking experience. He also serves on the boards of DiCon Fiberoptics, Inc. (a supplier of optical components, integrated modules, and test equipment for the fiber optics industry), Tsinghua Education Foundation (N.A.) Inc., and PATH Achieve Glendale. He formerly served on the board of directors of the California Bankers Association. Mr. Cheng received a Ph.D. in Physics. He has been a Director of Cathay Bank since 1982 and of Bancorp since it was formed as a holding company in 1990.

Mr. Cheng provides to the Board his extensive banking experience, his broad knowledge of the business and operations of Bancorp and Cathay Bank, and his strong management and leadership skills. His tenure as an executive officer and a director for 30 years affords the Board valuable insight regarding all aspects of the business and operations of Bancorp and Cathay Bank.

Thomas C.T. Chiu, M.D., a medical doctor, is currently President and Chief Executive Officer of Pacific Independent Physicians Association, and had served as Chairman of the Governing Board and various committees at the Garfield Medical Center. He had been a director of General Bank and its publicly-held bank holding company, GBC Bancorp, for 10 years until they were merged with Cathay Bank and Bancorp in 2003. Dr. Chiu has been a Director of Bancorp and Cathay Bank since 2003.

Dr. Chiu is a well-respected medical doctor in Southern California. He has been extensively involved with Garfield Medical Center, which is a multi-language/multi-cultural health care facility in Monterey Park California, a community that has a large Chinese-American population. He is an active participant in the Chinese-American community, which is serviced by Cathay Bank. He also provides institutional knowledge of the history and operations of General Bank and GBC Bancorp.

Joseph C.H. Poon is President of Edward Properties, LLC, a real estate development company that specializes in residential, industrial, and commercial projects, and he has over 30 years of experience in real estate development. He received a Master of Business Administration degree and a Master of Science degree in Civil Engineering. Mr. Poon has been a Director of Cathay Bank since 1981 and of Bancorp since it was formed as a holding company in 1990. He served as the Lead Independent Director of Bancorp from July 2010 to May 2011.

Mr. Poon provides the Board with considerable managerial experience, as well as an extensive background in commercial, industrial, and residential real estate construction and development. He also contributes his academic background in business and engineering.

Continuing Directors (Class III)

Patrick S.D. Lee is the founder and former President of T.C. Construction Corporation, a company involved in the construction and development of commercial and residential real estate in the greater Los Angeles area. Mr. Lee is active in the Los Angeles Chinese-American community and currently serves as a director of the Chinatown Service Center and as an advisor on the Chinese Chamber of Commerce. He has been a Trustee of Cathay Real Estate Investment Trust since 2003 and a Director of Cathay Bank Foundation since 2004. He received a Bachelor of Science degree in Civil Engineering, and has been licensed as a structural engineer, civil engineer, and general contractor. Mr. Lee has been a Director of Cathay Bank since 1983 and of Bancorp since it was formed as a holding company in 1990. He has been serving as the Lead Independent Director of Bancorp since May 2011.

Mr. Lee provides the Board with considerable managerial experience, as well as extensive experience in commercial and residential real estate construction and development in the Los Angeles area. His active involvement in civic organizations within the Chinese-American community served by Cathay Bank, as well as his tenure as a director, provides valuable insight regarding its business and operations.

Ting Y. Liu, Ph.D., was a co-founder and a director of General Bank and its publicly-held bank holding company, GBC Bancorp, until they were merged with Cathay Bank and Bancorp in 2003. Mr. Liu was an aerospace research scientist for over 12 years, has been a real estate developer of motels and hotels and co-founded Western Underwriter, an insurance company, in 1985. He also co-founded the Southern California Hotel/Motel Association in the early 1980s and was active in the Holiday Inn Franchisee Association where he served as the regional committee member for many terms. Mr. Liu received a Ph.D. in Aerospace Science. He has been a Director of Bancorp and Cathay Bank since 2003.

Mr. Liu’s extensive experience in commercial real estate development provides a valuable perspective on the real estate market, and his background in the insurance business provides knowledge of the insurance market. His previous service as a director of GBC Bancorp and General Bank provides additional commercial banking and financial institution experience.

Nelson Chung is President of Pacific Communities Builder, Inc., which has built more than 4,000 home sites and developed more than 150 communities in Southern California. Mr. Chung has over 30 years of experience in real estate development. He received a Master’s in Urban Design degree and is a licensed architect, general contractor, and real estate broker in California. Mr. Chung has been a Director of Bancorp and Cathay Bank since 2005.

Mr. Chung contributes managerial experience and an extensive knowledge of residential real estate development in Southern California, with which he has been involved for over 30 years. His academic background in urban design and his experience as an architect, general contractor, and real estate broker provide the Board with a unique perspective of the real estate market.

Other Named Executive Officers

Heng W. Chen has been Executive Vice President, Chief Financial Officer, and Treasurer of Bancorp and Executive Vice President of Cathay Bank since 2003, and Chief Financial Officer of Cathay Bank since 2004. He has also been Vice President and Chief Financial Officer of Cathay Real Estate Investment Trust since 2003 and a Director, Vice President, and Chief Financial Officer of GBC Venture Capital, Inc. since 2003. Prior to joining Bancorp, Mr. Chen had over 25 years of experience in the areas of finance, accounting, and banking at City National Bank and its publicly-held bank holding company, City National Corporation, and at Price Waterhouse. Mr. Chen was formerly a Certified Public Accountant and received a Master of Business Administration degree.

Irwin Wong has been Executive Vice President and Chief Risk Officer of Cathay Bank since February 2011. Mr. Wong joined Cathay Bank in 1988 as Vice President of Branch Administration, advanced to Senior Vice President of Branch Administration in 1989, and then served as Executive Vice President of Branch Administration from 1998 until February 2011. He has also been a Director and Vice President of Cathay Bank Foundation since 2002, and Chief Financial Officer/Treasurer of Cathay Bank Foundation from 2004 to 2011. Mr. Wong has over 35 years of banking experience. Mr. Wong is active in community organizations and serves as a director of the American Red Cross, the Boys and Girls Club of San Gabriel Valley, and the Valley Economic Development Center.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

We are committed to maintaining the highest standards of business conduct and corporate governance. Our Board has adopted Corporate Governance Guidelines, which, together with our certificate of incorporation, bylaws, and Board committee charters, form the framework of the governance of Bancorp. The Corporate Governance Guidelines, as well as the Board committee charters, are available on our website at www.cathaygeneralbancorp.com.

Board and Committee Structure

The directors of Bancorp are also the directors of Cathay Bank and members of certain of its committees. The Board has four standing committees: the Compensation Committee, the Audit and Risk Management Committee, the Nomination and Governance Committee, and the Investment Committee. As discussed below, the Board also has a Lead Independent Director position.

Meetings

The Board generally holds regular monthly meetings. Special meetings are called when necessary. During 2011, the Board held 12 meetings. It is our policy to invite and strongly encourage all members of the Board to attend Bancorp’s annual meeting of stockholders. All of our directors attended the 2011 annual meeting. In 2011, each director attended more than 75% percent of the aggregate of the total number of meetings of the Board held during the period for which he or she has been a director, and the total number of meetings held by all committees of the Board on which he or she served during the periods that he or she served.

Board Leadership

Dunson K. Cheng has served as both Chairman of the Board and Chief Executive Officer of Bancorp since 1994. The Chairman of the Board sets the agendas and presides at Board meetings and generally takes the lead role in the boardroom. In the absence of the Chairman of the Board, the Executive Vice Chairman presides at Board meetings. Any director may suggest the inclusion of items on the agenda and raise at any Board meeting subjects that are not specifically on the agenda for that meeting. The Board believes that this structure provides clarity of leadership, which is particularly important for financial services firms in this challenging economic environment, and that Mr. Cheng is uniquely qualified through his experience and expertise to continue leading Bancorp in this dual capacity.

Currently, Mr. Patrick S.D. Lee serves as the Lead Independent Director. The Lead Independent Director is elected by the majority of independent directors on an annual basis at the first executive session after the annual stockholders’ meeting, and is charged with the following responsibilities:

•	Presiding at meetings of the independent directors in executive session;

•	Facilitating communications between other members of the Board and the Chairman of the Board and/or the Chief Executive Officer; and

•	Consulting with the Chairman of the Board and/or the Chief Executive Officer on matters relating to corporate governance and Board performance.

The Board accomplishes much of its governance and oversight role through its Compensation, Audit and Risk Management, and Nomination and Governance Committees that are made up entirely of independent directors, and the chairs of these committees take the lead in matters coming within their purview. In addition, the independent directors meet at least quarterly in executive session. Finally, the Chairman of the Board serves at the pleasure of the Board, and the independent members of the Board (constituting a majority of the directors) can call special meetings if the need arises.

The Board therefore believes that adequate controls exist and that, given its size and the nature of its business, Bancorp and its stockholders are currently most advantaged by leaving the roles of Chairman of the Board and Chief Executive Officer combined.

Director Independence

Our Corporate Governance Guidelines provide that the Board shall be comprised of a majority of directors who, in the opinion of the Board, qualify as “independent directors” pursuant to the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”). An “independent director” for purposes of the Guidelines means a person other than (i) an executive officer or employee of Bancorp or its subsidiaries, or (ii) any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board considered relationships, transactions, and/or arrangements with each of its directors, including those disclosed below under the sections titled “Compensation Committee Interlocks and Insider Participation” under “Executive Compensation” and “Transactions with Related Persons, Promoters, and Certain Control Persons,” and determined that the following six of its current eleven members are “independent” as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules: Kelly L. Chan, Nelson Chung, Jane Jelenko, Patrick S.D. Lee, Ting Y. Liu, and Joseph C.H. Poon. The Board has also determined that Mr. Thomas G. Tartaglia was independent during his service on the Board until his passing in January 2012.

In addition, the Board has determined that:

•	All directors who serve on the Compensation, Audit and Risk Management, and Nomination and Governance Committees are independent under applicable Nasdaq listing standards and SEC rules, and

•

All members of the Audit and Risk Management Committee meet the additional independence requirement that they not directly or indirectly receive any compensation from Bancorp other than their compensation as directors.

The independent directors meet in executive session without the presence of any non-independent directors or members of Bancorp’s management on a regularly scheduled basis, but not less than four times a year, in February, May, August, and November. In 2011, the independent directors met five times in executive session.

Risk Management Oversight

The Board is responsible for the oversight of risk management, but it looks to Bancorp’s and its subsidiary Cathay Bank’s management to develop and implement policies, processes, and procedures to appropriately identify, manage, and control risk exposure. The Board’s function is, among other things, to review these policies, processes, and procedures and determine whether they are adapted to and integrated with the Board’s corporate strategy and risk tolerance, are functioning appropriately, and adequately foster a culture of risk adjusted decision making within the organization.

In its oversight role, the Board relies to a large extent on its committee structure. Each of the committees considers the management of risk within the particular area of its responsibility. For example, the Compensation Committee has responsibility for designing and managing our compensation program in such manner as to avoid encouraging our senior executive officers from taking unnecessary or excessive risks that could threaten the value of Bancorp, to limit any unnecessary risks these programs pose to Bancorp, and to eliminate features that would encourage the manipulation of reported earnings to enhance the compensation of any employee.

The Board has delegated to the Audit and Risk Management Committee general responsibility for overall risk management oversight. One of its duties is to monitor activities performed by the audit, loan review, and other risk oversight functions, including the review of any significant financial risk exposure and the steps management has taken to monitor and control that exposure. The Audit and Risk Management Committee meets periodically with the Chief Risk Officer, the Chief Internal Auditor, loan review management, and risk management officers of Cathay Bank as warranted. The Chief Internal Auditor of Cathay Bank reports on audit matters directly to Cathay Bank’s Audit Committee, which also evaluates the performance of the Chief Internal Auditor.

Risk management oversight is also provided through an internal risk management committee chaired by Cathay Bank’s Executive Vice President and Chief Risk Officer. This group meets monthly and is responsible for evaluating relevant risk information, implementing appropriate strategies to address risks, and reporting the results to executive management, the Audit and Risk Management Committee, and the Board.

The Board receives reports from its committees, including the Audit and Risk Management Committee, as well as a quarterly report from the Chief Risk Officer of Cathay Bank, and regularly discusses and evaluates the risks we are facing and the effectiveness of actions being taken to monitor and control exposure from such risks.

Compensation Committee

The Compensation Committee currently consists of Ting Y. Liu (Chairman), Kelly L. Chan, and Joseph C.H. Poon, each of whom is an independent director under Nasdaq listing standards. This committee establishes general policies on executive compensation as well as base salary, bonus, equity compensation, and discretionary benefits for the Chief Executive Officer, Chief Financial Officer, and all other executive officers. In addition, it administers Bancorp’s 2005 Incentive Plan and has discretion to determine the amount and types of awards, and the terms and conditions of individual awards. The Compensation Committee met 13 times during 2011, and each committee member attended all meetings. The Board has adopted a written charter for the Compensation Committee, which is available on our website at www.cathaygeneralbancorp.com.

Audit and Risk Management Committee

The Audit and Risk Management Committee currently consists of Kelly L. Chan (Chairman), Jane Jelenko (member since January 2012), and Ting Y. Liu. During 2011, the Audit and Risk Management Committee consisted of Kelly L. Chan (Chairman), Ting Y. Liu, and Thomas G. Tartaglia. In addition to risk management oversight as described above, this committee oversees Bancorp’s financial reporting on behalf of the Board. It appoints and evaluates Bancorp’s independent auditors, and reviews with the independent auditors the proposed scope of, fees for, and results of the annual audit. It reviews the system of internal accounting controls and the scope and results of internal audits with the independent auditors, the internal auditors, and Bancorp management. It considers the audit and non-audit services provided by the independent auditors, the proposed fees to be charged for each type of service, and the effect of non-audit services on the independence of the independent auditors. The Audit and Risk Management Committee met 20 times during 2011. Each committee member attended all of the meetings of this committee, except for Mr. Liu, who was absent from three meetings.

The Board has adopted a written charter for the Audit and Risk Management Committee which is available on our website at www.cathaygeneralbancorp.com. As provided by the charter, the Audit and Risk Management Committee shall be composed of three or more directors, and its members must meet the requirements of the Nasdaq listing standards, the regulations of the SEC, and the Federal Deposit Insurance Corporation.

The Board conducted a review regarding whether each member of the Audit and Risk Management Committee qualifies as independent and determined that, Mr. Chan, Ms. Jelenko, Mr. Liu, and Mr. Tartaglia (until his passing in January 2012) were each “independent” as defined in the Nasdaq listing standards. The Board also conducted a review regarding whether any members of the Audit and Risk Management Committee meet the criteria to be considered an “audit committee financial expert” and determined that Kelly L. Chan, its Chairman, qualifies as an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K of the Exchange Act.

The Audit and Risk Management Committee does not have a policy for pre-approving services to be provided by Bancorp’s independent auditors. All services to be provided to Bancorp by its independent auditors are subject to review and approval by the Audit and Risk Management Committee in advance of the performance of the services, provided that the Audit and Risk Management Committee will not approve any non-audit services proscribed by Section 10A(g) of the Exchange Act in the absence of an applicable exemption. The Audit and Risk Management Committee may delegate to a designated member or members of the Audit and Risk Management Committee the authority to approve such services so long as any such approval is reported to the full Audit and Risk Management Committee at its next scheduled meeting. The Audit and Risk Management Committee has not delegated such authority.

Nomination and Governance Committee

The members of the Nomination and Governance Committee currently are Joseph C.H. Poon (Chairman), Kelly L. Chan, and Ting Y. Liu. All members of the committee are “independent” as defined in the Nasdaq listing standards. This committee identifies and evaluates candidates qualified to serve as members of the Board and makes recommendations to the Board regarding such candidates. In addition, the committee has the following responsibilities with respect to corporate governance: (a) Develop and recommend to the Board a set of corporate governance guidelines, review and reassess as appropriate the adequacy of any corporate governance guidelines adopted by the Board and recommend any proposed changes to the Board; (b) Consider any other corporate governance issues that arise, develop appropriate recommendations for the Board, and address matters of corporate governance not otherwise delegated to other committees of the Board; (c) Serve in an advisory capacity to the Board on matters of organizational and governance structure; (d) Oversee the implementation of the Board’s annual reviews of director independence; (e) Develop and recommend to the Board a process to evaluate performance of the Board and its committees, and implement and oversee any process adopted; (f) Review and reassess, taking into account the assessments of the relevant committees, the adequacy of the various committee charters and recommend any proposed changes to the Board; and (g) Assist the Board in reviewing the our senior management development and succession planning. Nominees for this 2012 annual meeting of stockholders were recommended by this committee and unanimously approved by all of Bancorp’s independent directors. This committee met eight times during 2011 and all committee members attended each meeting.

The policy of the Nomination and Governance Committee is to consider candidates properly recommended by our stockholders. In evaluating any such candidates, the Nomination and Governance Committee will consider the criteria described below. Any such recommendations should include the nominee’s name and qualifications for membership on our Board and should be directed to Perry Oei, Secretary, Cathay General Bancorp, 777 North Broadway, Los Angeles, California 90012. In addition, our bylaws permit stockholders to nominate directors for election at stockholder meetings. To nominate a director, stockholders must give timely notice to our Secretary in accordance with our bylaws, which require that the notice be received by our Secretary within the time periods described under the section titled “Stockholder Proposals for 2013 Annual Meeting of Stockholders” below.

The Board and Nomination and Governance Committee consider potential nominees based on such criteria as depth and breadth of relevant experience, intelligence, personal character, integrity, commitment to the community and to Bancorp, knowledge of the business of banking, compatibility with the current Board culture, and prominence—all in the context of the perceived needs of the Board at the point in time of the consideration. Nominees must also be acceptable to banking regulators. Bancorp seeks to ensure that at least a majority of the directors are independent under the Nasdaq listing standards and that members of Bancorp’s Audit and Risk Management Committee meet Nasdaq, SEC, and Federal Deposit Insurance Corporation requirements and that at least one of them qualifies as an “audit committee financial expert” under the rules of the SEC.

Cathay Bank was founded in 1962 in Los Angeles, California, and is America’s oldest bank founded by Chinese-Americans. Since that time, it has expanded into metropolitan areas of the U.S. that have substantial Chinese-American populations, as well as establishing a branch in Hong Kong and a representative office in Shanghai and in Taipei. To better serve customers, many of Cathay Bank’s employees speak both English and one or more Chinese dialects or Vietnamese. As a bank founded by Chinese-Americans, substantially all of Bancorp’s directors have historically been from the Chinese-American community. As the Bank has grown and expanded, the Board and Nomination and Governance Committee have expressed a desire to consider greater diversity for the Board, in terms of race, gender, national origin, geography, skills, experience, and/or expertise. While there is no specific policy in place with respect to diversity, a conscious effort has been made, and will continue to be made, to add to the Board otherwise qualified individuals who are representative of diverse backgrounds and experience.

The process for identifying and evaluating candidates is commenced by the Board upon its determination of a need to nominate a director or fill a new position or vacancy on the Board. At the request of the Board, the Nomination and Governance Committee then seeks to identify potential candidates who meet the specific criteria given by the Board at the time of the request based on input from members of the Board and, if the Board deems appropriate, a third-party search firm. The process begins with the Nomination and Governance Committee conducting inquiries into the backgrounds and qualifications of such candidates. If the Nomination and Governance Committee determines that a candidate is qualified to serve as a director and that he or she should be recommended to the Board, the Board will then review the recommendation and the accompanying information. If the Board is interested in a proposed candidate, it will designate a member to contact the candidate to discuss the proposed nomination, and determine if the candidate is interested in the nomination and if there is any reason why the Board should not proceed with the nomination. Depending on the outcome, the next step is for the candidate to meet with all members of the Board. Following these meetings, and using the input from such interviews and the information obtained by the Nomination and Governance Committee, the Nomination and Governance Committee will evaluate whether the candidate meets the requisite qualifications and criteria and should be recommended to the Board. Candidates recommended by the Nomination and Governance Committee are then presented to the Board for selection as nominees for election by the stockholders or by the Board to fill a vacancy. The Nomination and Governance Committee expects that a similar process will be used to evaluate nominees recommended by stockholders. The Nomination and Governance Committee has a written charter which is available on our website at www.cathaygeneralbancorp.com.

Investment Committee

The Investment Committee currently consists of Dunson K. Cheng (Chairman), Peter Wu, Joseph C.H. Poon, Thomas C.T. Chiu, and Michael M.Y. Chang. This committee oversees Bancorp’s investment and funds management policies at the holding company level. This committee exists alongside the Investment Committee at Bancorp’s subsidiary, Cathay Bank. The Bancorp Investment Committee met one time during 2011. Each committee member attended the meeting of this committee.

Compensation of Directors

The directors of Bancorp are also the directors of Cathay Bank and members of certain of its committees. For 2011, each director who was not also a full-time officer of Bancorp or Cathay Bank was paid an annual retainer of $50,000, $25,000 of which was payable in a single cash payment at the beginning of the year and $25,000 of which was payable in the latter half of the year either, at the election of each individual director, in a single cash payment or in shares of our common stock. In addition, each director who is not also a full-time officer of Bancorp or Cathay Bank received a fee of $750 for each Board, Bank Board or committee meeting or executive session of independent directors attended. Board and Bank Board meetings that are held on the same day count only as one meeting. Similarly, meetings of the Audit and Risk Management Committee and Cathay Bank’s Audit Committee held on the same day count as a single meeting for the purposes of the meeting attendance fee as do such meetings of Bancorp’s and Cathay Bank’s respective Investment Committees. In addition, the following annual retainers were paid: $12,000 to the Lead Independent Director of Bancorp, $12,000 to the chair of the Audit and Risk Management Committee, and $6,000 to the chair of all other Board or Bank Board committees other than the chairs of Cathay Bank’s Audit Committee and Cathay Bank’s Investment Committee, who only received retainers for their service as the respective chairs of Bancorp’s Audit and Risk Committee and Bancorp’s Investment Committee. Bancorp and Cathay Bank reimburse directors for out-of-pocket expenses incurred in attending meetings of the boards and committees and in traveling on company business.

In January 2012, the Compensation Committee revised the compensation policy with respect to the payment of the retainers. Beginning in 2012, the annual retainer of $50,000 is payable monthly in cash to each director who is not also a full-time officer of Bancorp or Cathay Bank, and the election for a portion of the retainer to be paid in shares of our common stock has been eliminated. In addition, the retainers for the Lead Independent Director and the committee chairs are payable monthly instead of on an annual basis.

Director Compensation

The following table sets forth a summary of the compensation paid to all directors who were not also a Named Executive Officer for 2011.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards 1/ ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Kelly L. Chan	101,000	—	—	—	—	—	101,000
Michael M.Y. Chang	106,250	—	—	—	—	—	106,250
Thomas C.T. Chiu	91,250	—	—	—	—	—	91,250
Nelson Chung	68,000	—	—	—	—	—	68,000
Patrick S.D. Lee	123,500	—	—	—	—	—	123,500
Ting Y. Liu	101,750	—	—	—	—	—	101,750
Joseph C.H. Poon	104,000	—	—	—	—	—	104,000
Thomas G. Tartaglia	81,500	—	—	—	—	—	81,500

1/

No stock options were granted in 2011. The aggregate number of options outstanding as of the close of December 31, 2011, for each named director is as follows: Mr. Chan—27,300, Mr. Chang—25,300, Dr. Chiu—15,620, Mr. Chung—7,000, Mr. Lee—27,300, Mr. Liu—15,620, Mr. Poon—27,300, and Mr. Tartaglia—25,740.

Our Corporate Governance Guidelines provide that directors should hold shares of our common stock with a value equal to two times the amount of the annual retainer paid to directors as of the later of the date of adoption by the Board of the Guidelines (March 15, 2012) or the date the director is elected to the Board. They further provide that directors should achieve such holdings within five years of joining the Board, or, in the case of directors serving at the time the Guidelines were adopted, within five years of the date of adoption of the Guidelines.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information relevant to understanding the compensation of our executive officers. It may contain some statements regarding thresholds, targets, and goals for future individual and company performance. These are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of Bancorp’s financial results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Overview of Compensation Policy and Program

It is our policy to build stockholder value by attracting, motivating, and retaining capable executive management and other key personnel for the purpose of achieving our business goals.

We seek to implement this policy, in part, through our executive compensation program. We believe that an effective executive compensation program is one in which executive officers receive compensation that is competitive with the practices of other financial institutions in our market area, but which at the same time ties compensation to our financial and operating performance and which does not encourage the taking of unnecessary and excessive risks that could threaten the value of Bancorp or encourage the manipulation of reported earnings to enhance the compensation of any employee. In addition, we believe that individual compensation should be based on the experience, performance, and responsibility level of the executive officers and their contributions towards achievement of our business goals.

Further, we believe that an effective executive compensation program is one that is designed to align the interests of our executive officers with those of our stockholders through both cash and equity-based incentive compensation that rewards performance as measured against the achievement of our annual, long-term, and strategic goals.

Accordingly, our executive compensation program consists of cash and non-cash components all of which are intended to work together to help fulfill the objectives of our compensation policy, which are:

•	to attract, motivate, and retain capable executive management and other key personnel;

•	to optimize the individual performance of our executive officers and our financial and operating performance;

•	to align the interests of our executive officers with those of our stockholders; and

•	to ensure that we are not unnecessarily exposed to risks or to the manipulation of our reported earnings.

We seek to combine these components, which are described below, in such a way as to best achieve these objectives.

As a result of our participation in the Capital Purchase Program portion of the United States Department of the Treasury’s (the “U.S. Treasury”) Troubled Assets Relief Program (the “TARP Capital Purchase Program”), we became subject to certain standards for executive compensation and corporate governance in accordance with the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery Reinvestment Act of 2009 (“EESA”), and the regulations thereunder. These standards generally apply to the principal executive officer, principal financial officer, and the three next most highly compensated executive officers (the “senior executive officers”) and up to 20 of our next most highly compensated employees during the period in which any obligation of Bancorp arising from financial assistance under the TARP Capital Purchase Program remains outstanding, except any period during which the Federal government only holds warrants to purchase common stock of Bancorp (the “TARP Period”). The standards include: (1) ensuring that incentive compensation for senior executive officers does not encourage unnecessary and excessive risks that threaten the value of the financial institution; (2) clawback of any bonus or incentive compensation based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate; (3) prohibition on making “golden parachute payments” (defined as any payment for the departure from their employment for any reason, or any payment due to a change in control, except for payments for services performed or benefits accrued, including the acceleration of vesting due to the departure or the change in control event, as applicable) to the senior executive officers and the five next most highly compensated employees; (4) prohibition on the payment or accrual of any bonus, retention award, or incentive compensation specified in regulations issued by the U.S. Treasury, other than certain long-term restricted stock or restricted stock units permitted thereunder; (5) prohibition on the payment of tax “gross-ups” (defined as any reimbursement of taxes owed with respect to any compensation); (6) an agreement not to deduct for tax purposes executive compensation in excess of $500,000 for each of the senior executive officers; (7) making reasonable efforts to limit any unnecessary risks that employee compensation plans pose to the organization; and (8) elimination of any features in employee compensation plans that would encourage the manipulation of reported earnings to enhance the compensation of any employee. We have incorporated these standards into our executive compensation program.

Our Named Executive Officers have each agreed to voluntarily waive any claim against the U.S. Treasury or their employer for any changes to their compensation or benefits that are required to comply with the regulations issued by the U.S. Treasury under the TARP Capital Purchase Program during the period in which the U.S. Treasury holds any equity or debt securities of Bancorp acquired through the TARP Capital Purchase Program.

Role of Board and Executive Officers in Compensation Decisions

The Compensation Committee of the Board has responsibility for establishing, interpreting, and applying our executive compensation policy and for administering our executive compensation program. It sets the base salary, bonus, equity compensation, and discretionary benefits for the Named Executive Officers, which include our Chief Executive Officer and Chief Financial Officer, as well as for all of our other executive officers. The Compensation Committee is comprised of at least two members of the Board. Each member of the Compensation Committee is required to be: (1) “independent” as defined under applicable Nasdaq listing standards (except as otherwise permitted under these standards); (2) a “non-employee director” under Rule 16b-3(b)(3)(i) promulgated under the Exchange Act; and (3) an “outside director” under the rules promulgated under Section 162(m) of the Internal Revenue Code.

The Chief Executive Officer and the Compensation Committee annually review the performance of each Named Executive Officer (other than the Chief Executive Officer, whose performance is reviewed solely by the Compensation Committee) and all other executive officers. The conclusions reached and recommendations made based on these reviews, which include salary adjustments and annual award amounts, are then taken into account by the Compensation Committee as it makes decisions about compensation of the Named Executive Officers and other executive officers. The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to the executive officers.

The Compensation Committee has the authority to retain its own independent advisors, including compensation consultants, as it deems necessary or advisable to assist it in carrying out its responsibilities. In 2011, the Compensation Committee retained Mercer (US) Inc. (“Mercer”), a subsidiary of Marsh & McLennan Companies, Inc. (“Marsh”), to assist it in conducting a risk assessment of our compensation plans pursuant to regulatory guidance, assessing our executive compensation levels and incentive compensation programs, and addressing some of the requirements of anticipated regulations required by the Dodd–Frank Wall Street Reform and Consumer Protection Act, as well as to consult with the Compensation Committee on succession planning. In 2011, we paid Mercer approximately $86,000 for all services rendered to the Compensation Committee.

During 2011, another subsidiary of Marsh was retained by us to provide services unrelated to executive compensation, namely insurance brokerage services. The Compensation Committee did not review or approve the other services provided by this subsidiary of Marsh, as they were approved by management in the normal course of business. In 2011, we paid Marsh’s subsidiary approximately $335,000 for these other services. Based on the terms of the engagement of Mercer by the Compensation Committee, the process followed by the Compensation Committee and the professional standards, policies, and protocols of Mercer to ensure its objectivity, the Compensation Committee believes that the advice it received from Mercer was objective and not influenced by Marsh’s other relationship with us.

In the course of its engagement, Mercer attended meetings of the Compensation Committee and presented its findings and recommendations to the Committee for discussion. Mercer worked with the Compensation Committee to develop a group of publicly traded peer companies and assessed the level of compensation paid by Bancorp to its executive officers as compared with its peers. Mercer also completed and submitted to the Compensation Committee its report on risk assessment. Bancorp had created an inventory of all its incentive compensation plans that Mercer reviewed to reach final determinations with regard to risk within the context of the TARP Capital Purchase Program requirements and regulatory guidance. The Compensation Committee concluded, after review of the study undertaken and report submitted by Mercer, that our incentive plans generally strike a proper balance between risk and rewards, and do not include elements that would encourage our employees to take undue risks that are potentially threatening to Bancorp. Mercer also reviewed Bancorp’s incentive plan designs compared to its peers and best practices and analyzed various alternative short-term and long-term incentive plan designs focusing on performance measures, leverage, and vehicles. The Compensation Committee continues to consult with Mercer on succession planning.

While the Compensation Committee was aware of the favorable results of the nonbinding advisory vote on executive compensation at the 2011 annual meeting of stockholders, it had no effect on our executive compensation decisions and policies.

2011 Executive Compensation Components

For 2011, the executive compensation program for the Named Executive Officers, including the Chief Executive Officer and Chief Financial Officer, consisted of the following components:

•	base salary;

•	long-term restricted stock units;

•	retirement benefits provided under (i) an employee stock ownership plan for employees who met their eligibility requirements prior to January 2003 and (ii) a 401(k) plan;

•	life insurance and the same medical, dental, and disability benefits as provided generally to other Cathay Bank employees; and

•	perquisites and other personal benefits.

Each of these components serves as a means to achieve one or more of the objectives of our executive compensation policy. We do not follow rigid formulas for allocating compensation among these various components. Instead, we utilize our judgment guided by the general principles of our executive compensation policy as well as consideration of our business objectives, our fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive practices and trends, and regulatory requirements. We believe this flexible approach optimizes our ability to deal with the changing business environment. Historically, cash bonuses and equity compensation were part of the executive compensation program. However, due to limitations resulting from our participation in the TARP Capital Purchase Program, the only form of equity compensation paid to the Named Executive Officer were certain long-term restricted stock units permissible under EESA.

While our policies and decisions with respect to a Named Executive Officer are not materially different than other executive officers of Bancorp, the Compensation Committee is not precluded from taking into account exceptional circumstances when making its decisions so long as those policies and decisions are believed to be in the best interests of Bancorp and its stockholders. In the case of our Chief Executive Officer, the greater relative size and range of his total compensation reflect his length of service, which spans 30 years, his critical role as the key person responsible for our expansion and growth over those years and especially during the period of 2003 to 2007, when we completed the acquisition of four other companies, his previous salary and compensation levels, tax planning considerations for the company, his leadership in guiding us through the recession and financial crisis of recent years, and also what our competitors are paying for the services of their chief executive officers.

Base Salary

We provide executive officers and other employees with a base salary to compensate them for services rendered during the year and to attract, motivate, and retain them. The Compensation Committee does not apply any fixed formula for setting base salaries for our Named Executive Officers. Instead, the Compensation Committee considers a wide range of factors. In particular, the Compensation Committee will consider our overall financial and operating performance and profitability in the preceding fiscal year, and its evaluation of each Named Executive Officer’s individual performance and contribution toward this overall performance and profitability. Our overall performance and profitability is determined, without any quantified targets or particular weighting, with reference to financial factors such as net income, return on average assets, return on average stockholders’ equity, efficiency ratio, and percentage increase or decrease in total assets, loans, and deposits. In reviewing these financial factors, the Compensation Committee may take into consideration the financial performance of other banks and bank holding companies in our market area and those with a similar asset size and revenue base, our relative advantages and disadvantages in the banking industry, and the obstacles and challenges presented to our Named Executive Officers in attempting to achieve our goals.

The evaluation of each Named Executive Officer’s individual performance is largely subjective and involves consideration of such factors as the significance of the Named Executive Officer’s services, level of responsibility, and any changes to those responsibilities and the achievement of individual loan production or deposit goals or completion of any strategic initiatives and special projects or assignments that may have been set from year to year, without any particular weight being assigned to these factors. As part of this evaluation, the Compensation Committee may consider the Named Executive Officer’s individual skills, experience, length of service, and compensation levels in past years, not only in relation to the individual’s performance in those years compared with the current year, but also in relation to competitive employment opportunities for that individual. Consideration is also given to changes in the cost of living. The Compensation Committee will also consider the Chief Executive Officer’s or Chief Operating Officer’s annual employee performance evaluation rating for the Named Executive Officers. This evaluation is based on subjective and qualitative evaluations of job knowledge, job skills, performance of duties, professional attributes, management skills, any customized annual goals or special projects, and adherence to our policies. Compensation is not directly tied to the achievement of any customized goals or special projects that may be included in such evaluations.

The Compensation Committee also takes into consideration the base compensation of executive officers in equivalent positions at banks and bank holding companies considered competitive with Cathay Bank and Bancorp and by other banks of similar size across the United States, with more weight placed on competitors in our immediate market area such as the banking companies in the SNL Western Bank Index. We believe it is helpful to consider comparative market information about compensation paid to executive officers of other companies in our business and geographic marketplace that seek similarly skilled and talented executives. We want to be able to retain our executive officers and, accordingly, we take into consideration publicly available information about compensation paid to executive officers at other financial institutions in our market area in making our decisions about compensation. However, we do not establish compensation levels based on benchmarking and we do not attempt to maintain a certain target percentile within any peer group to determine compensation. We view information on pay practices at other institutions as relevant to a general understanding of the market and for assessing the competitiveness and reasonableness of our executive compensation program.

Salary levels are typically considered annually in April as part of our employee performance review process. Salary levels may also be reviewed and adjusted for an executive officer upon a promotion or change in job responsibility or for special retention purposes. The Compensation Committee does not set any target range or apply any formulas or any particular minimum or maximum percentages. Instead, it considers the base salary increases on a case-by-case and year-by-year basis applying the factors set forth above. However, the Compensation Committee takes into consideration the compensation history of the Named Executive Officers and will observe past ranges as reference and guidance without being bound or limited by them.

In April 2011, the Compensation Committee considered Bancorp’s financial performance data for 2010, and evaluated each Named Executive Officer based on the factors described above. For 2010, Bancorp’s net loss attributable to common stockholders was $4.8 million, compared to a net loss of $83.7 million for 2009; its return on average stockholders’ equity was 0.81%, increasing from a negative 5.20% in 2009; its efficiency ratio was approximately 53.22%, compared to approximately 50.65% in 2009; total assets were $10.8 billion; gross loans, excluding loans held-for-sale, were $6.87 billion; and deposits were $7 billion. The Compensation Committee also considered the adverse general economic conditions and challenges being experienced by the entire financial services industry in 2010, and the regulations applicable to Bancorp as a result of its participation in the TARP Capital Purchase Program. As a result of these various considerations, the Compensation Committee determined it was appropriate to increase the base salaries of the Named Executive Officers effective April 1, 2011, except for Mr. Dunson K. Cheng, as follows:

Named Executive Officer	2011 Base Salary as of April 1, 2011	% Increase over Base Salary as of April 1, 2010
Dunson K. Cheng	$1,000,000	0.00%
Peter Wu	$453,500	3.54%
Anthony M. Tang	$325,000	3.83%
Heng W. Chen	$325,000	4.17%
Irwin Wong	$257,000	3.63%

Cash Bonus

Although no cash bonuses were paid for 2011, the cash bonus component of our executive compensation program can serve as incentive and reward for the achievement of our annual business goals and as a means to attract, motivate, and retain our Named Executive Officers.

Under the regulations applicable to participants in the TARP Capital Purchase Program, the only form of bonus, incentive compensation, and retention arrangements we are permitted to make to our Named Executive Officers and the next 10 most highly compensated employees is certain long-term restricted stock or restricted stock units, provided that the value of such award may not exceed one third of that employee’s annual compensation as determined for the fiscal year of the award and that the award shall vest and be transferable only in accordance with the terms of the EESA. Accordingly, the Compensation Committee will not consider its Named Executive Officers for cash bonuses until after such time as Bancorp is no longer subject to such limitations.

Equity Incentive Compensation

Incentive Plans. Bancorp has two plans under which it has issued equity awards to its directors and employees (including Named Executive Officers) and to directors and employees of Cathay Bank. These plans are designed to strengthen Bancorp by providing selected employees and directors an opportunity to participate in our future by offering them the right to acquire our common stock. They also serve as incentive and reward for the achievement of our long-term business goals and as a means to attract, motivate, and retain key personnel.

Our 1998 Incentive Plan authorized awards that could result in the issuance of Bancorp’s common stock. All awards granted under this plan have been in the form of nonstatutory stock options. Upon stockholder approval of the 2005 Incentive Plan in May 2005, we ceased granting awards under the 1998 Incentive Plan, but options previously granted under this plan remain exercisable.

Our 2005 Incentive Plan permits us to grant stock options (both incentive stock options designed to comply with Internal Revenue Code Section 422 and nonstatutory stock options which will not so comply), stock awards (including shares, restricted stock units, stock appreciation rights, and other similar awards), and cash awards. The purpose of granting awards under the 2005 Incentive Plan is to compensate eligible participants for their contributions to our business and to encourage them to exert maximum efforts for our success by giving them, in the case of options and stock awards, an opportunity to benefit from increases in the value of our common stock and thereby aligning participants’ and stockholders’ interests. For a discussion of consideration being given to the type of awards to be made under our 2005 Incentive Plan, see “Accounting for Stock-Based Compensation” under the section titled “Accounting and Tax Considerations” below.

In addition, we became obligated in the merger with GBC Bancorp in October 2003 to issue our common stock on exercise of options that had been granted under the GBC Bancorp 1999 Employee Stock Incentive Plan, some of which remain exercisable.

Equity Award Guidelines. The Compensation Committee has authority to determine the number and type of equity awards for executive officers and has that authority as to all other employees of Bancorp and Cathay Bank. Awards are generally based on a subjective analysis of the individual’s performance based on the following factors, without any particular weighting: the individual’s title and level of responsibility; the internal annual performance evaluation rating given by that individual’s immediate supervisor, which is based on subjective and qualitative evaluations of job knowledge, job skills, performance of duties, professional attributes, management skills, customized annual goals or special projects, and adherence to our policies; the length of service and the nature of that individual’s job functions; and the perceived contributions of that individual to our overall performance and profitability. For the purposes of awarding equity compensation, our overall performance and profitability is determined with reference to the following factors, without any quantified targets or particular weighting: net income, return on average assets, return on average stockholders’ equity, efficiency ratio, and percentage increase or decrease in total assets, loans, and deposits. Without benchmarking, and for general reference purposes only, the Compensation Committee also will consider the size of awards made in the past to each individual and also generally refer to the size of awards made at other banks and bank holding companies of comparable size and complexity. Consideration is also given to the estimated dilutive effect of such awards on our stockholders.

Awards are generally made on an annual basis at fixed meeting dates that are specified in advance of the actual meeting. Awards are also made on occasion during the year to newly hired or newly promoted officers or for special retention purposes. Such awards for new hires, promotions, and retention become effective on the date of approval of the award by the Compensation Committee. All awards of stock options are made at or above the fair market value of our common stock as quoted on the NASDAQ Global Select Market on the date the option is granted (incentive stock options granted to employees who are also 10% stockholders, if any, must have an exercise price equal to at least 110% of the fair market value of the stock on the date of the award). The fair market value of our common stock is determined generally as the closing sale price of the common stock on the date the option is granted. We may substitute or assume options with exercise prices equal to less than 100% of the fair market value of the underlying option shares on the date of grant in connection with an acquisition of another company. Outstanding options may not be repriced to reduce the exercise price without stockholder approval.

The Compensation Committee also observes the following guidelines with regard to the 2005 Incentive Plan:

•

The period of vesting of any stock award shall not be less than three years, except to the extent that (a) the period of vesting of a stock award is at least one year and the award is performance based, (b) the stock award is made by a committee composed entirely of independent directors and the number of shares covered by all awards with a period of vesting of less than three years does not exceed 10% of the total number of shares authorized for grant or award, or (c) the stock award is made by a committee composed entirely of independent directors, constitutes an employment inducement award for a new hire and does not exceed 10% of the total number of shares authorized for grant or award under the 2005 Incentive Plan;

•

Restriction periods of any stock awards shall not be waived except to the extent that (a) the waiver is made by a committee composed entirely of independent directors and the number of shares covered by all awards as to which such waivers apply does not exceed 10% of the total number of shares authorized for grant or award under the 2005 Incentive Plan, (b) the waiver is in connection with a change in control as defined in the 2005 Incentive Plan, or (c) the waiver is made by a committee composed entirely of independent directors as a result of disability or other extenuating circumstances pertaining to the awardee; and

•

All grants of options and stock awards to non-employee directors shall be on a fixed or formulaic (rather than discretionary) basis, except if the grant or award is made by a committee composed entirely of independent directors and the number of shares covered by all grants and awards on a discretionary basis to non-employee directors does not exceed 10% of the total number of shares authorized for grant or award under the 2005 Incentive Plan.

Equity Awards to Executive Officers. Under the regulations applicable to participants in the TARP Capital Purchase Program, the only form of incentive compensation we are permitted to award to our Named Executive Officers and the next 10 most highly compensated employees is certain long-term restricted stock or restricted stock units described above. In 2011, based on the equity award guidelines set forth above, Bancorp granted long-term restricted stock units within the meaning of EESA to its Named Executive Officers as set forth in the “Grants of Plan-Based Awards” table in the section titled “Remuneration of Executive Officers” below. In making these grants to the Named Executive Officers, in March and December of 2011, the Executive Compensation Committee considered Bancorp’s financial performance data during and for 2011, and evaluated each Named Executive Officer based on the factors described above. For 2011, Bancorp’s net income attributable to common stockholders was $83.7 million, compared to a net loss attributable to common stockholders of $4.8 million for 2010; return on average stockholders’ equity increased to 6.78% from 0.81%, and return on average assets increased to 0.94% compared to 0.10% in 2010; the efficiency ratio improved to 50.90% compared to 53.22%; commercial loans increased $427.1 million, or 29.6%, to $1.9 billion in 2011 compared to $1.4 billion, and net charge-offs decreased $60.2 million, or 47.6%, to $66.2 million in 2011 compared to $126.4 million, for the year ended 2010.

Ownership Guidelines. We do not require that each Named Executive Officer maintain a minimum ownership interest in our stock.

Compensation Recovery Policy

As a result of our participation in the TARP Capital Purchase Program, we have agreed that any bonus or other incentive compensation we pay to our Named Executive Officers during the TARP Period are subject to recovery (or “clawback”) if such payments were made based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. The recovery period is unlimited. We believe the principles of a clawback in the event of materially inaccurate financial or performance data are consistent with our compensation philosophy, which ties compensation to our financial and operating performance and the overall increase in stockholder value, and which does not encourage the taking of unnecessary and excessive risks that could threaten the value of Bancorp or encourage the manipulation of reported earnings to enhance the compensation of any employee. Each of our Named Executive Officers has specifically agreed to the provisions of the clawback.

Risk Assessment

As a result of our participation in the TARP Capital Purchase Program, our Compensation Committee meets with our senior risk officers to ensure that the Named Executive Officers’ incentive compensation arrangements do not encourage such officers to take unnecessary and excessive risks that threaten our value. Accordingly, in February, June, and October of 2011, our Compensation Committee met with Bancorp’s and Cathay Bank’s senior risk officers to evaluate the risks, both long-term and short-term, that we face. As part of this evaluation, our Compensation Committee identified risks inherent in our business, including credit risk, market risk, liquidity risk, operations risk, legal/compliance risk, and reputation risk. These and other risks are described in our Annual Report on Form 10-K. The Compensation Committee then reviewed our incentive compensation arrangements to ensure that such arrangements do not encourage our Named Executive Officers to take any unnecessary or excessive risks that threaten our value, to identify features that could pose risks to Bancorp and limit those features to ensure that Bancorp is not unnecessarily exposed to risks, and to eliminate any features that would encourage the manipulation of reported earnings of Bancorp to enhance the compensation of any employee.

Retirement and Other Benefits

We have an employee stock ownership plan and a 401(k) plan to provide our employees an opportunity to save for retirement in a tax efficient manner. Our Named Executive Officers are eligible to participate in these plans on the same terms as our other employees.

Under our Cathay Bank Employee Stock Ownership Plan (the “ESOP”), as amended and restated from time to time, we can make annual contributions to a trust (the “Trust”) in the form of either cash or common stock for the benefit of eligible employees and to pay administration expenses. In prior years, our Board determined the amount of the annual contribution to the Trust in light of our earnings in the prior plan year and such contributions were made in cash. The cash contributed to the Trust is invested by its trustees in shares of our common stock. Each participant’s benefits under the ESOP consist of cash (or cash equivalents) and shares of common stock allocated to the participant. We have not made a contribution since 2003, and we do not plan to make a contribution in 2012.

Salaried employees of Cathay Bank who have completed three months of service and have attained the age of 21 are eligible to participate in a 401(k) Profit Sharing Plan. During 2011, Cathay Bank matched 100% of the participant’s contribution up to 2.5% of the participant’s eligible compensation per pay period. The vesting schedule for the matching contribution is 0% for less than two years of service, 25% after two years of service, and from then on at an increment of 25% each year until 100% is vested after five years of service.

We also provide group life, health, dental, disability, and medical reimbursement plans that do not discriminate in scope, terms, or operation in favor of executive officers or our directors and that are available generally to all salaried employees.

Perquisites and Other Personal Benefits

We provide Named Executive Officers with perquisites and other personal benefits that we and the Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to Named Executive Officers. Currently, these perquisites consist of automobile expense and club memberships. For 2011, the aggregate amount of perquisites and other personal benefits provided to our Named Executive Officers was less than $10,000 each. In addition, pursuant to Change of Control Employment Agreements (the “Control Agreements”) entered into with each of the Named Executive Officers, we could be obligated to make certain payments to the Named Executive Officers and provide them with certain perquisites and other personal benefits in the event of a change in control as defined therein. For a discussion of the Control Agreements, see the section below titled “Potential Payments Upon Termination or Change in Control.”

The Board has adopted an Excessive and Luxury Expenditures Policy that prohibits excessive or luxury expenditures on any of the following to the extent such expenditures are not reasonable expenditures for staff development, reasonable performance incentives, or other similar reasonable measures conducted in the normal course of our business operations: (1) entertainment and events; (2) office or facility renovations; (3) aviation or other transportation services; and (4) other similar items, activities, or events for which we may reasonably anticipate incurring expenses, or reimbursing an employee for incurring expenses. This policy contains standards that: (1) identify the types or categories of expenditures which are prohibited; (2) identify the types or categories of expenditures for which prior approval is required; (3) provide reasonable approval procedures under which an expenditure requiring prior approval may be approved; (4) require CEO certification that the approval of any expenditure requiring the prior approval of any Named Executive Officer, any executive officer of a substantially similar level of responsibility, or the Board or Board committee was properly obtained with respect to each such expenditure; (5) require the prompt internal reporting of violations to the Compensation Committee; and (6) mandate accountability for adherence to the policy. A copy of this Excessive and Luxury Expenditures Policy has been posted to our website at www.cathaygeneralbancorp.com.

Control Agreements

The Board desires to promote stability and continuity of senior management and to help align their interests with those of our stockholders in the event of a change in control or potential change in control of Bancorp. Accordingly, we entered into Control Agreements with each of our Named Executive Officers and certain other senior officers of Cathay Bank in November 2006. These Control Agreements were amended and restated in December 2008 to comply with Section 409A of the Internal Revenue Code. We believe that these agreements help to ensure that our key officers will remain fully engaged during a change in control or potential change in control. The Control Agreements provide for enhanced severance benefits in the event of a voluntary termination of employment for “good reason” or involuntary termination other than for cause following a change in control. Based on a review of information generally available to the public and the advice of outside legal counsel, the Board determined that these arrangements were competitive and reasonable. The Control Agreements do not influence our decisions surrounding the Named Executive Officer’s cash and equity compensation.

As a result of our participation in the TARP Capital Purchase Program, we have agreed to prohibit any “golden parachute payment” to any of our Named Executive Officers and each of the five next most highly-compensated employees during the TARP Period. In addition, pursuant to a memorandum of understanding entered with the Federal Reserve Bank of San Francisco (“FRB”) in December 2009, among other things, Bancorp agreed to notify the FRB prior to effecting certain changes to our senior executive officers and Board and is limited and/or prohibited, in certain circumstances, in its ability to enter into contracts to pay and to make golden parachute severance and indemnification payments. Cathay Bank is subject to similar limitations related to its March 2010 memorandum of understanding with the Federal Deposit Insurance Corporation (“FDIC”) and the California Department of Financial Institutions (“DFI”). For a more detailed discussion of the severance benefits, the events that would trigger payment of severance benefits, and the Control Agreements in general, see the section below titled “Potential Payments Upon Termination or Change in Control.”

Accounting and Tax Considerations

Deductibility of Executive Compensation

As part of its responsibilities, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain employees. An exception may apply to “performance-based compensation” that meets certain requirements, including approval of material terms by stockholders in advance of payment. However, as a result of our participation in the TARP Capital Purchase Program in December 2008, we may not deduct compensation in excess of $500,000 that is paid to any of our Named Executive Officers, and the exemption for performance-based compensation is not available during the TARP Period. For 2011, in compliance with our agreement with the U.S. Treasury, we did not deduct compensation in excess of $500,000 that was paid to any of our Named Executive Officers.

Nonqualified Deferred Compensation

We do not have a deferred compensation program, and we have no current plans to implement such a program. However, we do have one deferred compensation arrangement with the Chief Executive Officer under an agreement reached with Mr. Dunson K. Cheng effective November 23, 2004. For details regarding the deferral agreement, see “Nonqualified Deferred Compensation” below.

Accounting for Stock-Based Compensation

On January 1, 2006, we adopted FASB Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”) (formerly known as FASB Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment”) on a modified prospective basis. FASB ASC Topic 718 requires an entity to recognize compensation expense based on an estimate of the number of awards expected to actually vest, exclusive of awards expected to be forfeited.

Under the 2005 Incentive Plan, we are permitted to issue both incentive stock options and nonstatutory stock options. However, historically we have elected to award only nonstatutory stock options because we believed that the tax benefits to the company outweighed the potential tax benefits of incentive stock options to our employees. Generally, nonstatutory stock options entitled us to a deduction at the time the options are exercised and in the same amount as the optionee’s taxable income, calculated as the excess of the fair market value of the shares over the exercise price. In the case of incentive stock options, we would be entitled to a deduction equaling the amount of the optionee’s taxable income as calculated above, but only if shares were sold within one year of exercise.

With the adoption of FASB ASC Topic 718, the accounting treatment for all forms of stock options changed, thereby prompting us to review the relative merits of nonstatutory stock options. As a result of this review, we have awarded shares of restricted stock or restricted stock units to employees currently eligible under the 2005 Incentive Plan either in place of or in combination with nonstatutory stock options. A desirable feature of restricted stock and restricted stock units is that they permit us to issue fewer shares, thereby reducing potential stockholder dilution. We believe that restricted stock and restricted stock units provide an equally motivating form of incentive compensation as stock options, and we will weigh the costs of restricted stock, restricted stock units, and nonstatutory stock option grants with their potential benefits as compensation tools. Stock options only have value to the extent that our share price on the date of exercise exceeds the exercise price on the grant date and are an effective motivational tool when the stock price rises over the term of the award. Restricted stock and restricted stock units serve to reward and retain executive officers through shares valued at the current price on the date the restriction lapses. A combination of restricted stock, restricted stock units, and nonstatutory stock option grants should continue to effectively serve our objectives of focusing our executive officers on delivering long-term value to our stockholders while providing value to our executive officers through equity awards.

As discussed above, under the regulations applicable to participants in the TARP Capital Purchase Program, the only form of bonus, incentive compensation, and retention awards we are currently permitted to award to our Named Executive Officers and the next 10 most highly compensated employees are certain long-term restricted stock or restricted stock units.

Compensation Committee Interlocks and Insider Participation

No person who was a member of the Compensation Committee during 2011 had any relationships requiring disclosure.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above “Compensation Discussion and Analysis” with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2011.

As described in the “Compensation Discussion and Analysis,” the compensation program for the Named Executive Officers and other Cathay Bank employees in recent years consisted principally of base salary, cash bonus, and equity compensation. The base salaries of the Named Executive Officers are determined each year on a case-by-case basis. For 2011, we did not pay cash bonuses, but did award long-term restricted stock units within the meaning of EESA to our Named Executive Officers as described above. These grants were awarded in accordance with the regulations applicable to participants in the TARP Capital Purchase Program, as described in the “Compensation Discussion and Analysis,” which require that the only form of bonus, incentive compensation, and retention awards we are currently permitted to award to our Named Executive Officers and the next 10 most highly compensated employees are long-term restricted stock or restricted stock units, provided that the value of such award may not exceed one-third of that employee’s annual compensation as determined for the fiscal year of the award and that the award shall vest and be transferable only in accordance with the terms of the EESA.

Generally we believe that the compensation program, by using all three of these principal components, avoids encouraging the Named Executive Officers to take unnecessary and excessive risks that threaten the value of Bancorp. Specifically, we seek to limit such risk taking by allocating among these components and by basing compensation decisions on variable factors in our discretion. We believe that an appropriate mix of total compensation among fixed base salaries and discretionary cash bonuses, stock options, and restricted stock or restricted stock units, can strike an appropriate balance between short- and long-term risk and reward, and drive appropriate and desired results consistent with Bancorp’s overall growth strategy and risk profile. Accordingly, we seek to balance base and incentive compensation for Named Executive Officers between cash and equity and to not cause base salary to be disproportionately low compared with incentive compensation. Also, we mix service-based and performance-based equity awards that include stock options, restricted stock, and restricted stock units. We believe this approach is reasonable given Bancorp’s business objectives and is comparable to programs used by other banks and bank holding companies of similar size and revenue base.

We also seek to discourage the Named Executive Officers from taking unnecessary and excessive risks by having base salary, cash bonus, and equity compensation determinations made on the basis of variable factors in our discretion as described in the “Compensation Discussion and Analysis.” We endeavor to set realistic performance goals because we believe that setting goals that are unattainable could encourage excessive risk taking to achieve those goals. We also want to be comfortable that the maximum payout opportunity under the best performance scenario is both reasonable and not likely to motivate excessive risk taking. We believe the use of variable metrics and subjecting compensation decisions to qualitative evaluation serve to minimize the potential for excessive risk taking. Formula-based metrics focused solely on quantitative returns may encourage increased risk taking in singular pursuit of specific objectives for individual enrichment without due regard for the long-term welfare of Bancorp and the interests of our stockholders. By avoiding strict formula-based quantitative measures, the compensation program seeks to reduce the potential for manipulation of specific quantitative results and affords us the flexibility to look beyond specific quantitative metrics and assess the quality of the financial results and their effect on the long-term objectives and welfare of Bancorp and the interests of our stockholders. Under this flexible approach, we can further measure relative performance against industry averages or other performance objectives rather than on absolute returns. For example, even though net income of Bancorp was used in prior years to determine cash bonus awards for Mr. Dunson K. Cheng and Mr. Peter Wu, we had the right to reduce the awards or to eliminate the cash bonuses altogether in our sole discretion even if the minimum net income metrics had been achieved.

In accordance with EESA and the regulations thereunder, further measures have been taken to limit features in the compensation arrangements that could lead the Named Executive Officers to take unnecessary and excessive risks, unnecessarily expose Bancorp to risks, or encourage the manipulation of our reported earnings to enhance the compensation of an employee. Specifically, we amended our compensation program to provide that: (a) the Named Executive Officers are not eligible to receive compensation thereunder to the extent we determine that such compensation may provide incentives for them to take unnecessary and excessive risks that threaten the value of Bancorp; (b) each Named Executive Officer and the 20 next most highly-compensated employees are required to return any bonus, retention award, or incentive compensation paid to them based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria (the “clawback”); and (c) we will not pay or accrue any bonus, retention award, or incentive compensation to any Named Executive

Officer or the 10 next most highly-compensated employees, other than certain long-term restricted stock or restricted stock units permitted under EESA and its regulations. In addition, we have reviewed and will continue to review and evaluate with our senior risk officers at least every six months our compensation plans and the risks posed by these plans in order to identify and limit the features that could lead to the taking of unnecessary and excessive risks that could threaten the value of Bancorp, to identify any features in these plans that could pose risks to Bancorp and limit those features to ensure Bancorp is not unnecessarily exposed to risks, and to eliminate any features in employee compensation plans that would encourage the manipulation of reported earnings of Bancorp to enhance the compensation of any employee. The “clawback” feature supports the accuracy of our financial statements and encourages the maintenance of accurate books and records and compliance with applicable accounting policies.

The Compensation Committee certifies that:

•

It has reviewed with senior risk officers the senior executive officer (SEO) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of Bancorp;

•	It has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to Bancorp; and

•

It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Bancorp to enhance the compensation of any employee.

Compensation Committee

Ting Y. Liu (Chairman)

Kelly L. Chan

Joseph C.H. Poon

Remuneration of Executive Officers

The following tables set forth information regarding the compensation for services in all capacities paid or accrued for the periods indicated by Bancorp to its principal executive officer, principal financial officer, and the three most highly compensated executive officers of either Bancorp or Cathay Bank other than Bancorp’s principal executive officer and principal financial officer (the “Named Executive Officers”).

Summary Compensation Table

The table below sets forth information for the Named Executive Officers regarding compensation for the last three completed fiscal years:

Name and Principal Position	Year	Salary 1/ ($)	Bonus ($)	Stock awards 2/ ($)	Option awards 3/ ($)	Non-equity incentive plan compensation 4/ ($)	Change in pension value and non- qualified deferred compensation earnings ($)		All other compensation ($) 5/	Total ($)
Dunson K. Cheng	2011	1,000,000	—	499,991	—	—	13,909	6/	6,125	1,520,025
Chairman of the Board, President, and Chief Executive Officer of Bancorp and Cathay Bank	2010	1,000,000	—	—	—	—	12,977		6,125	1,019,102
	2009	1,000,000	—	—	—	—	12,107		12,250	1,024,357

Peter Wu	2011	449,625	—	224,799	—	—	—		6,125	680,549
Executive Vice Chairman of the Board and Chief Operating Officer of Bancorp and Cathay Bank	2010	438,000	—	—	—	—	—		6,125	444,125
	2009	438,000	—	—	—	—	—		11,600	449,600

Anthony M. Tang	2011	322,000	—	161,046	—	—	—		6,125	489,171
Executive Vice President of Bancorp and Senior Executive Vice President and Chief Lending Officer of Cathay Bank	2010	313,000	—	—	—	—	—		6,125	319,125
	2009	313,000	—	—	—	—	—		9,781	322,781

Heng W. Chen	2011	321,750	—	160,925	—	—	—		6,125	488,800
Executive Vice President and Chief Financial Officer of Bancorp and Cathay Bank	2010	312,000	—	—	—	—	—		6,125	318,125
	2009	312,000	—	—	—	—	—		9,750	321,750

Irwin Wong	2011	254,750	—	127,372	—	—	—		6,125	388,247
Executive Vice President and Chief Risk Officer of Cathay Bank	2010	246,250	—	—	—	—	—		6,125	252,375
	2009	241,000	—	—	—	—	—		7,531	248,531

1/	Includes amounts deferred by Named Executive Officers under Bancorp’s 401(k) Profit Sharing Plan.
2/

The amounts shown, if any, are not cash compensation received by the Named Executive Officer and may not correspond to the actual value that could be realized by the Named Executive Officer. Instead, the amount represents the fair value of the stock awards computed for the corresponding fiscal year, in accordance with FASB ASC Topic 718, valued at the closing price of the Bancorp’s common stock on the date of the grant.

3/

The amounts shown, if any, are not cash compensation received and may not correspond to the actual value to be realized by the Named Executive Officer. Instead, the amount represents the fair value of the option awards computed in accordance with FASB ASC Topic 718 for the corresponding fiscal year. No stock options were granted to the Named Executive Officers for the last three completed fiscal years.

4/

The amounts shown, if any, reflect cash bonuses paid under the 2005 Incentive Plan as discussed under the caption titled “Cash Bonus“ in the “Compensation Discussion and Analysis” section above. No non-equity incentive plan compensation was paid to the Named Executive Officers for the last three completed fiscal years.

5/

The amounts in this column consist of employer contributions under the 401(k) Profit Sharing Plan. Perquisites and other personal benefits, or property, are excluded if the aggregate amount of such compensation was less than $10,000. Group life insurance, health insurance, and long-term disability insurance premiums are also excluded because such premiums are pursuant to a plan that does not favor executive officers or directors and are generally available to all salaried employees.

6/

This consists of interest paid on deferred compensation that is considered above-market under the regulations of the SEC. For a discussion of the deferral agreement, see “Nonqualified Deferred Compensation” below.

Grants of Plan-Based Awards

The table below sets forth information regarding grants of plan-based awards to our Named Executive Officers during 2011.

Name	Grant date	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares of stock or units (#) 1/	All other option awards; number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($) 2/
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dunson K. Cheng	3/23/2011	—	—	—	—	—	—	12,384	—	—	200,002
	12/15/2011	—	—	—	—	—	—	21,913	—	—	299,989
Peter Wu	3/23/2011	—	—	—	—	—	—	6,192	—	—	100,001
	12/15/2011	—	—	—	—	—	—	9,116	—	—	124,798
Anthony M. Tang	3/23/2011	—	—	—	—	—	—	4,846	—	—	78,263
	12/15/2011	—	—	—	—	—	—	6,047	—	—	82,783
Heng W. Chen	3/23/2011	—	—	—	—	—	—	4,830	—	—	78,005
	12/15/2011	—	—	—	—	—	—	6,057	—	—	82,920
Irwin Wong	3/23/2011	—	—	—	—	—	—	3,840	—	—	62,016
	12/15/2011	—	—	—	—	—	—	4,774	—	—	65,356

1/

Consists of long-term restricted stock units within the meaning of the Emergency Economic Stabilization Act of 2008, as amended from time to time, and the rules and regulations promulgated thereunder (“EESA”). Each unit represents a contingent right to receive one share of Bancorp common stock. These restricted stock units are scheduled to vest on the second anniversary of the grant date, or earlier in the event of death or disability, and are subject to certain transfer restrictions under EESA.

2/

The amounts shown are not cash compensation received and may not correspond to the actual value that could be realized. Instead, the amount represents the fair value of the stock award or option at the grant date computed in accordance with FASB ASC Topic 718. Stock awards are valued at the closing price of the Bancorp’s common stock on the date of the grant.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth information regarding outstanding equity awards as of December 31, 2011, made to our Named Executive Officers. Except as stated in the footnotes below, all options vest in 20% increments over a five-year period. All options terminate 10 years from the date of the grant, subject to early termination in the event of termination of employment, disability, or death.

	Option awards						Stock awards
Name	Number of securities underlying unexercised options exercisable (#)		Number of securities underlying unexercised options unexercisable (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value or unearned shares, units or other rights that have not vested ($)
Dunson K. Cheng	79,320		—	—	16.275	2/21/2012	—	—	—		—
	153,060		—	—	19.925	1/16/2013	—	—	—		—
	246,940		—	—	24.80	11/20/2013	—	—	—		—
	154,940		—	—	37.00	2/17/2015	—	—	—		—
	245,060	1/	—	—	32.47	3/22/2015	—	—	—		—
	264,694	2/	—	—	33.54	5/12/2015	—	—	—		—
	154,940		—	—	36.24	1/25/2016	—	—	—		—
	92,982		61,988	—	23.37	1/21/2018	—	—	—		—
	100,000	3/	—	—	23.37	1/21/2018	—	—	—		—
	—		—	—	—	—	—	—	12,384	4/	184,893	4/
	—		—	—	—	—	—	—	21,913	5/	327,161	5/

Peter Wu	100,000		—	—	28.695	2/19/2014	—	—	—		—
	72,170		—	—	37.00	2/17/2015	—	—	—		—
	72,170		—	—	36.24	1/25/2016	—	—	—		—
	43,338		28,892	—	23.37	2/21/2018	—	—	—		—
	—		—	—	—	—	—	—	6,192	4/	92,447	4/
	—		—		—	—	—	—	9,116	5/	136,102	5/

Anthony M. Tang	26,000		—	—	16.275	2/21/2012	—	—	—		—
	47,500		—	—	19.925	1/16/2013	—	—	—		—
	105,140		—	—	24.80	11/20/2013	—	—	—		—
	39,820		—	—	37.00	2/17/2015	—	—	—		—
	42,690		—	—	36.24	1/25/2016	—	—	—		—
	26,400		17,600	—	23.37	2/21/2018	—	—	—		—
	—		—	—	—	—	—	—	4,846	4/	72,351	4/
	—		—	—	—	—	—	—	6,047	5/	90,282	5/

Heng W. Chen	19,896		—	—	24.80	11/20/2013	—	—	—		—
	40,100		—	—	37.00	2/17/2015	—	—	—		—
	45,000		—	—	36.24	1/25/2016	—	—	—		—
	26,400		17,600	—	23.37	2/21/2018	—	—	—		—
	—		—	—	—	—	—	—	4,830	4/	72,112	4/
	—		—	—	—	—	—	—	6,057	5/	90,431	5/

Irwin Wong	11,088		—	—	16.275	2/21/2012	—	—	—		—
	30,064		—	—	19.925	1/16/2013	—	—	—		—
	143,040		—	—	24.80	11/20/2013	—	—	—		—
	32,580		—	—	37.00	2/17/2015	—	—	—		—
	31,000		—	—	36.24	1/25/2016	—	—	—		—
	12,000		8,000	—	23.37	2/21/2018	—	—	—		—
	—		—	—	—	—	—	—	3,840	4/	57,331	4/
	—		—	—	—	—	—	—	4,774	5/	71,276	5/

1/

These options vested at a rate of 30% on the date of grant, March 22, 2005; 10% vested on November 20, 2005; and the remainder vested at a rate of 20% in three equal annual increments beginning November 20, 2006.

2/	These options vested at a rate of approximately 40% on November 20, 2005, and the remainder vested at a rate of approximately 20% in three equal annual increments beginning November 20, 2006.

3/	These options vested at a rate of 50% in two annual increments beginning February 21, 2009.
4/

These restricted stock units are scheduled to vest in a single installment on March 23, 2013, or earlier in the event of death or disability, and are subject to certain transfer restrictions under EESA.

5/

These restricted stock units are scheduled to vest in a single installment on December 15, 2013, or earlier in the event of death or disability, and are subject to certain transfer restrictions under EESA.

Option Exercise and Stock Vested

The table below sets forth information regarding stock options exercised and vesting of stock awards for the Named Executive Officers during 2011.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Dunson K. Cheng	74,160	$148,505	—	—
Peter Wu	—	—	—	—
Anthony M. Tang	—	—	—	—
Heng W. Chen	—	—	—	—
Irwin Wong	—	—	—	—

Pension Benefits

Our Named Executive Officers did not receive any benefits during 2011 under any defined contribution plan other than the 401(k) Profit Sharing Plan. We do not have any defined benefit plans.

Nonqualified Deferred Compensation

The only deferred compensation arrangement that we have with an executive officer is an agreement we reached with Mr. Dunson K. Cheng, President and Chief Executive Officer, effective November 23, 2004, whereby Mr. Cheng agreed to defer any cash bonus amounts in excess of $225,000 for the year ended December 31, 2004, until January 1 of the first year following such time as Mr. Cheng separates from us (the “Cheng Deferred Compensation Agreement”). This Cheng Deferred Compensation Agreement was amended and restated on November 8, 2007, to comply with Section 409A of the Internal Revenue Code (the “Code”) and provides that, if Mr. Cheng is subject to Section 409A of the Code, payment of the deferred amount will be delayed to the later of: (i) January 1 of the first year following his separation from service; or (ii) the first day of the seventh month following his separation from service. Pursuant to this agreement, an amount equal to $610,000 was deferred in 2004. The deferred amount accrues interest at the rate of 7% per annum computed based on the actual number of days during each period divided by the actual number of days for the full year. The deferred amount will be increased each quarter by the amount of interest computed for the preceding quarter. Beginning on the tenth anniversary of the agreement, the interest rate will equal 275 basis points above the then prevailing interest rate on a 10-year Treasury note.

The table below sets forth information regarding non-qualified deferred compensation arrangements for our Named Executive Officers during 2011.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)		Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
Dunson K. Cheng	—	—	66,688	1/	—	994,725	2/
Peter Wu	—	—	—		—	—
Anthony M. Tang	—	—	—		—	—
Heng W. Chen	—	—	—		—	—
Irwin Wong	—	—	—		—	—

1/	This amount includes $13,909 reported in the “Summary Compensation Table” above as interest that is considered above-market under the regulations of the SEC.
2/	This amount includes $676,334 reported in the “Summary Compensation Table” for previous years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Bancorp has not entered into any written employment agreements with any of the Named Executive Officers, except that it has entered into: (i) the Control Agreements with each of the Named Executive Officers which in effect become employment agreements upon the occurrence of a change in control as defined therein; and (ii) the Cheng Deferred Compensation Agreement.

As a result of its participation in the TARP Capital Purchase Program, Bancorp has agreed to prohibit any “golden parachute payment” to any of its Named Executive Officers and to each of the five next most highly-compensated employees during the TARP Period. “Golden parachute payment” is defined as any payment for the departure from Bancorp for any reason, or any payment due to a change in control, except for payments for services performed or benefits accrued, and includes the acceleration of vesting due to the departure or the change in control event, as applicable. Also as a result of its participation in the TARP Capital Purchase Program, Bancorp has further agreed to prohibit any payment of tax “gross-ups” to any of its Named Executive Officers and to each of the 20 next most highly-compensated employees during the TARP Period. Tax “gross-ups” are defined as any reimbursement of taxes owed with respect to any compensation. In addition, pursuant to the regulatory limitations described in “Control Agreements“ under the section titled “Executive Compensation—Compensation Discussion and Analysis” above, Bancorp is limited in its ability to make golden parachute severance payments.

The tables below under the section titled “Cash Compensation and Benefits in the Event of a Change in Control” reflect the amount of compensation payable to each of the Named Executive Officers in the event of termination of the Named Executive Officer’s employment after a change in control of Bancorp if these prohibitions on “golden parachute payments” and tax “gross-ups” had not been in place. The amount of compensation payable to each Named Executive Officer upon voluntary and involuntary termination and in the event of disability or death of the Named Executive Officer is shown. The amounts shown assume that such termination was effective as of December 31, 2011, and thus include amounts earned through such time, and are estimates of the amounts which would be paid out to the Named Executive Officers upon their termination. The actual amounts to be paid out, if any, can only be determined at the time of the Named Executive Officer’s separation from Bancorp and Cathay Bank.

In addition, a separate table below under the section titled “Equity Compensation in the Event of a Change in Control” reflects the value of any equity awards granted to each Named Executive Officer under the 2005 Incentive Plan and the 1998 Incentive Plan that may be accelerated upon a change in control of Bancorp even if there was no termination of the Named Executive Officer’s employment, assuming the prohibition on “golden parachute payments” had not been in place. The administrator of the 2005 Incentive Plan has the discretion to have Bancorp assume, substitute, or adjust each outstanding award under such plan, accelerate the vesting of any options, or terminate any restrictions on stock awards or cash awards upon a change in control, as defined therein. Similarly, under the 1998 Incentive Plan, upon a change in control of Bancorp, as defined therein, the Board has the discretion to accelerate the vesting of options under the 1998 Incentive Plan and to determine if outstanding options under the 1998 Incentive Plan shall be cashed out at the change in control price, as defined therein.

Payments Made Upon Termination Other than After a Change in Control

A Named Executive Officer who ceases to be an employee of Bancorp other than after a change in control, whether voluntary or involuntary and with or without cause, retirement, disability, or death, will be entitled to receive the following, which are generally available to all salaried employees:

•	base salary through the date of termination;

•	accrued vacation pay as of the date of termination;

•	vested benefits as of the date of termination;

•

if termination resulted from disability: long-term disability benefits of two-thirds annual base salary up to $15,000 per month and vesting of long-term restricted stock units within the meaning of EESA; and

•	if termination resulted from death: three times annual base salary, up to $600,000, subject to reduction beginning at age 65 and vesting of long-term restricted stock units within the meaning of EESA.

In addition to such amounts, Mr. Cheng would also be entitled to receive, pursuant to the Cheng Deferred Compensation Agreement, an amount equal to $610,000 plus interest at the rate of 7% per annum until 2014 and thereafter interest at the rate of 275 basis points above the then prevailing interest rate on a 10-year Treasury note.

Change of Control Employment Agreements

Bancorp entered into the Control Agreements with each of the Named Executive Officers which in effect become employment agreements upon the occurrence of a change in control as defined therein. The Control Agreements for each of the Named Executive Officers are substantially similar and have been filed as exhibits to Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2008.

The following is only a summary of the significant terms of the Control Agreements. This summary is qualified in its entirety by reference to the Control Agreements. For a discussion of the purposes of the Control Agreements and their relationship to our compensation policy, see “Control Agreements“ under the section titled “Executive Compensation—Compensation Discussion and Analysis” above.

Subject to the prohibitions on “golden parachute payments” and tax “gross-ups” resulting from Bancorp’s participation in the TARP Capital Purchase Program and the regulatory limitations described above, pursuant to the Control Agreements, Bancorp or Cathay Bank (as applicable) has agreed to continue the employment of each Named Executive Officer for a period of three years from the occurrence of a change of control (the “effective date”). During this employment period, each Named Executive Officer will be entitled to the following compensation and benefits:

•	An annual base salary at least equal to 12 times the highest monthly base salary paid or payable (including deferred salary) during the 12-months preceding the effective date;

•

An annual cash bonus at least equal to the highest annual bonus earned for the last three full fiscal years prior to the effective date (with partial years being annualized for the purpose of determining the amount of the bonus);

•

Participation in all incentive, saving, and retirement plans and programs applicable generally to other peer executives on terms no less favorable than those in effect during the 120-day period immediately prior to the effective date;

•	Participation in welfare benefit plans and programs on terms no less favorable than those in effect during the 120-day period immediately prior to the effective date;

•	Reimbursement for all reasonable expenses in accordance with procedures in effect during the 120-day period immediately prior to the effective date;

•

Fringe benefits (including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses) in accordance with the most favorable plans in effect during the 120-day period immediately prior to the effective date;

•	Office, secretarial and support staff; and

•	Paid vacation in accordance with the most favorable plans in effect during the 120-day period immediately prior to the effective date.

Payments Made Upon Death or Disability After a Change in Control

Subject to the prohibitions on “golden parachute payments” and tax “gross-ups” resulting from Bancorp’s participation in the TARP Capital Purchase Program and the regulatory limitations described above, the Control Agreements provide that, in the event of the death or disability of a Named Executive Officer after a change of control, Bancorp or Cathay Bank shall pay the Named Executive Officer (or the Named Executive Officer’s estate or beneficiaries in the event of death): (i) base salary through the date of termination; (ii) a pro-rata bonus until the date of termination of the higher of (A) the highest annual bonus earned for the last three full fiscal years prior to the change in control and (B) the annual bonus paid or payable for the most recently completed fiscal year following the change in control, including any bonus or portion thereof that has been earned but deferred (the greater of clauses (A) and (B), the “Highest Annual Bonus”); (iii) any accrued vacation pay (items (i), (ii), and (iii), collectively, the “Accrued Obligations”); and (iv) amounts that are vested benefits or that the Named Executive Officer is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with Bancorp or Cathay Bank at or subsequent to the date of termination (“Other Benefits”).

Payments Made Upon Involuntary Termination Other Than For Cause or Voluntary Termination For Good Reason After a Change in Control

Subject to the prohibitions on “golden parachute payments” and tax “gross-ups” resulting from Bancorp’s participation in the TARP Capital Purchase Program and the regulatory limitations described above, the Control Agreements provide that, if a Named Executive Officer’s employment is terminated following a change in control (other than termination by Bancorp or Cathay Bank for cause or by reason of death or disability or by the Named Executive Officer for other than good reason) or if the Named Executive Officer terminates employment in certain circumstances defined in the Control Agreements which constitute “good reason,” in addition to the Accrued Obligations and Other Benefits as defined in the preceding section, the Named Executive Officer will be paid the aggregate of the following in a lump sum in cash within 30 days after the date of termination:

•	an amount equal to a multiple (two, two and one-half, or three, depending on the applicable Control Agreement) of the Named Executive Officer’s annual base salary and of the Highest Annual Bonus; and

•

an amount equal to the sum of Bancorp’s or Cathay Bank’s (as applicable) matching or other employer contributions under Bancorp’s or Cathay Bank’s qualified defined contribution plans and any excess or supplemental defined contribution plans in which the Named Executive Officer participates that the Named Executive Officer would receive if the Named Executive Officer’s employment continued (for two, two and one-half, or three years after the date of termination, depending on the applicable Control Agreement).

Also (for a period of two, two and one-half, or three years, depending on the applicable Control Agreement), the Named Executive Officer would be entitled to receive welfare benefits (including medical, prescription, dental, disability, employee life, group life, accidental death, and travel accident insurance) at least equal to, and at the same after-tax cost to the Named Executive Officer, as those that would have been provided in accordance with the plans, programs, practices, and policies then in effect. In addition, the Named Executive Officer would be entitled to receive outplacement services, provided that the cost of such outplacement services shall not exceed $50,000.

Payments Made Upon Involuntary Termination For Cause or Voluntary Termination For Other Than Good Reason After a Change in Control

Subject to the prohibitions on “golden parachute payments” and tax “gross-ups” resulting from Bancorp’s participation in the TARP Capital Purchase Program and the regulatory limitations described above, the Control Agreements provide that, if a Named Executive Officer’s employment is terminated following a change in control for cause or if the Named Executive Officer terminates his employment for other than “good reason,” Bancorp or Cathay Bank shall pay the Named Executive Officer: (i) base salary through the date of termination; (ii) any accrued vacation pay; and (iii) Other Benefits.

Certain Additional Payments

The Control Agreements provide that each Named Executive Officer is eligible for tax gross-up payments in reimbursement for change in control excise taxes imposed on the severance payments and benefits, unless the value of the payments and benefits does not exceed 110% of the maximum amount payable without triggering the excise taxes, in which case the payments and benefits will be reduced to the maximum amount. However, as a result of its participation in the TARP Capital Purchase Program, these payments are prohibited to any of Bancorp’s Named Executive Officers during the TARP Period.

Cash Compensation and Benefits in the Event of a Change in Control

As a result of its participation in the TARP Capital Purchase Program and the prohibitions on “golden parachute payments” and tax “gross-ups,” Bancorp is prohibited from making the payments below to its Named Executive Officers during the TARP Period. In addition, these payments are subject to the regulatory limitations described above. The tables below show the potential cash payments and benefits for the Named Executive Officers if, hypothetically solely for the purposes of this proxy statement, these limitations had not been in place and there had been a change in control effective December 31, 2011, and the Named Executive Officer had been terminated as of the same day. These tables exclude accrued and unpaid salary and vacation as well as Other Benefits because all employees are generally entitled to these payments and benefits upon termination of employment.

	Voluntary Termination		Involuntary Termination
Dunson K. Cheng	For Other Than Good Reason	For Good Reason	For Cause	Other Than For Cause	Death or Disability
Cash Compensation
Base Salary and Bonus 1/	$0	$3,000,000	$0	$3,000,000	$0
Accrued Obligations 2/	0	0	0	0	0
401(k) Matching	0	18,375	0	18,375	0
Benefits 3/
Group Life Insurance	0	2,106	0	2,106	0
Health Insurance	0	11,845	0	11,845	0
Long-Term Disability Insurance	0	1,458	0	1,458	0
Other
Outplacement Services (max.)	0	50,000	0	50,000	0
Excise Tax plus Gross Up	0	0	0	0	0

TOTAL:	$0	$3,083,784	$0	$3,083,784	$0

	Voluntary Termination		Involuntary Termination
Peter Wu	For Other Than Good Reason	For Good Reason	For Cause	Other Than For Cause	Death or Disability
Cash Compensation
Base Salary and Bonus 4/	$0	$1,133,750	$0	$1,133,750	$0
Accrued Obligations 2/	0	0	0	0	0
401(k) Matching	0	15,313	0	15,313	0
Benefits 3/
Group Life Insurance	0	2,700	0	2,700	0
Health Insurance	0	16,583	0	16,583	0
Long-Term Disability Insurance	0	1,215	0	1,215	0
Other
Outplacement Services (max.)	0	50,000	0	50,000	0
Excise Tax plus Gross Up	0	0	0	0	0

TOTAL:	$0	$1,219,561	$0	$1,219,561	$0

	Voluntary Termination		Involuntary Termination
Anthony M. Tang	For Other Than Good Reason	For Good Reason	For Cause	Other Than For Cause	Death or Disability
Cash Compensation
Base Salary and Bonus 5/	$0	$987,500	$0	$987,500	$0
Accrued Obligations 2/	0	70,000	0	70,000	70,000
401(k) Matching	0	15,313	0	15,313	0
Benefits 3/
Group Life Insurance	0	2,700	0	2,700	0
Health Insurance	0	16,036	0	16,036	0
Long-Term Disability Insurance	0	1,215	0	1,215	0
Other
Outplacement Services (max.)	0	50,000	0	50,000	0
Excise Tax plus Gross Up	0	299,066	0	299,066	0

TOTAL:	$0	$1,441,830	$0	$1,441,830	$70,000

	Voluntary Termination		Involuntary Termination
Heng W. Chen	For Other Than Good Reason	For Good Reason	For Cause	Other Than For Cause	Death or Disability
Cash Compensation
Base Salary and Bonus 6/	$0	$785,000	$0	$785,000	$0
Accrued Obligations 2/	0	67,500	0	67,500	67,500
401(k) Matching	0	12,250	0	12,250	0
Benefits 3/
Group Life Insurance	0	2,160	0	2,160	0
Health Insurance	0	17,915	0	17,915	0
Long-Term Disability Insurance	0	972	0	972	0
Other
Outplacement Services (max.)	0	50,000	0	50,000	0
Excise Tax plus Gross Up	0	0	0	0	0

TOTAL:	$0	$935,797	$0	$935,797	$67,500

	Voluntary Termination		Involuntary Termination
Irwin Wong	For Other Than Good Reason	For Good Reason	For Cause	Other Than For Cause	Death or Disability
Cash Compensation
Base Salary and Bonus 7/	$0	$595,940	$0	$595,940	$0
Accrued Obligations 2/	0	45,000	0	45,000	45,000
401(k) Matching	0	12,250	0	12,250	0
Benefits 3/
Group Life Insurance	0	2,160	0	2,160	0
Health Insurance	0	18,041	0	18,041	0
Long-Term Disability Insurance	0	901	0	901	0
Other
Outplacement Services (max.)	0	50,000	0	50,000	0
Excise Tax plus Gross Up	0	0	0	0	0

TOTAL:	$0	$724,292	$0	$724,292	$45,000

1/

This amount is equal to the product of (i) three and (ii) the sum of (x) the Named Executive Officer’s base salary effective as of December 31, 2011 ($1,000,000), and (y) the Highest Annual Bonus (none).

2/

Accrued Obligations include (i) base salary through the date of termination, (ii) a pro-rata portion of the Highest Annual Bonus based on the number of days elapsed in the year of termination, and (iii) any accrued vacation pay. These Accrued Obligations are earned through the date of termination under the terms of the employment agreement that takes effect upon a change in control. They serve as compensation to the Named Executive Officers for services rendered during employment and not as severance or post-employment compensation. For the purposes of this table, only the pro-rata bonus as defined in the Control Agreements is included because all employees are generally entitled to accrued and unpaid salary and vacation upon termination. Further, it is probable that, had the hypothetical change in control and termination taken place on December 31, 2011, the pro-rata bonus would have been paid in lieu of, and not in addition to, the actual bonus, if any, paid to the Named Executive Officer for 2011 as reported in the “Summary Compensation Table” above.

3/

Amounts shown are based on the annual cost to Bancorp as of December 31, 2011, multiplied by three in the case of Mr. Cheng, by two and one-half in the case of Mr. Wu and Mr. Tang, and by two in the case of Mr. Chen and Mr. Wong.

4/

This amount is equal to the product of (i) two and one-half and (ii) the sum of (x) the Named Executive Officer’s base salary effective as of December 31, 2011 ($453,500), and (y) the Highest Annual Bonus (none).

5/

This amount is equal to the product of (i) two and one-half and (ii) the sum of (x) the Named Executive Officer’s base salary effective as of December 31, 2011 ($325,000), and (y) the Highest Annual Bonus ($70,000, paid in February 2009).

6/

This amount is equal to the product of (i) two and (ii) the sum of (x) the Named Executive Officer’s base salary effective as of December 31, 2011 ($325,000), and (y) the Highest Annual Bonus ($67,500, paid in February 2009).

7/

This amount is equal to the product of (i) two and (ii) the sum of (x) the Named Executive Officer’s base salary effective as of December 31, 2011 ($257,000), and (y) the Highest Annual Bonus ($45,000, paid in February 2009), less $8,060, the amount that exceeds the maximum amount as described under the section titled “Certain Additional Payments” above.

Equity Compensation in the Event of a Change in Control

As a result of its participation in the TARP Capital Purchase Program and its prohibition on “golden parachute payments,” Bancorp is prohibited from accelerating the vesting of equity compensation of its Named Executive Officers due to departure or change in control event during the TARP Period. In addition, this compensation is subject to the regulatory limitations described above. Assuming solely for the purposes of this proxy statement that these limitations had not been in place and that the Board deemed a change in control occurred on the last business day of 2011 and exercised its discretion to accelerate the vesting of all options and terminated all restrictions on stock awards, the following table sets forth the estimated value for equity awards to the Named Executive Officers that would not otherwise have vested but for a change in control:

Name	Stock Options – Accelerated Vesting	Restricted Stock – Accelerated Vesting 1/	Total
Dunson K. Cheng	$0	$512,054	$512,054
Peter Wu	0	228,548	228,548
Anthony M. Tang	0	162,632	162,632
Heng W. Chen	0	162,543	162,543
Irwin Wong	0	128,607	128,607

1/	Value of restricted stock unit is based on the closing price of Bancorp’s common stock on December 30, 2011, the last business day of Bancorp’s most recently completed fiscal year ($14.93 per share).

PROPOSAL TWO

ADVISORY (NON-BINDING) VOTE TO APPROVE OUR EXECUTIVE COMPENSATION

As a result of our participation in the TARP Capital Purchase Program, we are required by the Emergency Economic Stabilization Act of 2008, as amended, to permit a non-binding stockholder vote to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the compensation discussion and analysis, the compensation tables, the narrative discussion and any related material). Accordingly, the Board is submitting the following proposal for stockholder consideration:

“Resolved, that the stockholders approve the compensation of executive officers, as disclosed pursuant to the compensation rules of the Securities and Exchange Commission including the ‘Compensation Discussion and Analysis,’ the compensation tables, the narrative discussion and any related material contained in this proxy statement.”

Your vote is advisory and shall not be binding upon the Board, and may not be construed as overruling a decision by the Board or the Compensation Committee, nor to create or imply any additional fiduciary duty by the Board or the Compensation Committee, nor shall such vote be construed to restrict or limit the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation. However, the Board and Compensation Committee will consider the voting results of this non-binding proposal when reviewing compensation policies and practices in the future.

As discussed in “Compensation Discussion and Analysis” under the section titled “Executive Compensation,” we believe that our current executive compensation program directly links executive compensation to our performance and aligns the interests of our executive officers with those of our stockholders.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF OUR EXECUTIVE COMPENSATION.

PROPOSAL THREE

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking stockholders to ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for our 2012 fiscal year. Although ratification is not legally required, we are submitting the appointment of KPMG to our stockholders for ratification in the interest of good corporate governance. In the event that this appointment is not ratified, the Audit and Risk Management Committee of the Board will reconsider the appointment.

The Audit and Risk Management Committee appoints the independent registered public accounting firm annually. Before appointing KPMG as our independent registered public accounting firm for fiscal 2012, the Audit and Risk Management Committee carefully considered the firm’s qualifications and performance during fiscal 2010 and 2011. In addition, the Audit and Risk Management Committee reviewed and approved audit and permissible non-audit services performed by KPMG in fiscal 2010 and 2011, as well as the fees paid to KPMG for such services. In its review of non-audit service fees and its appointment of KPMG as Bancorp’s independent registered public accounting firm, the Audit and Risk Management Committee considered whether the provision of such services was compatible with maintaining KPMG’s independence.

Representatives of KPMG LLP are expected to attend the meeting and will have an opportunity to make a statement if they wish to do so. They may also respond to appropriate questions from stockholders or their representatives.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG AS BANCORP’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2012 FISCAL YEAR.

PRINCIPAL ACCOUNTING FEES AND SERVICES

KPMG audited Bancorp’s financial statements for the fiscal year ended December 31, 2011. The following table presents fees billed or to be billed for professional audit services rendered by KPMG for the audits of Bancorp’s annual financial statements for 2011 and 2010 and for other services rendered by KPMG.

	2011		2010
Audit Fees	$1,179,300	1/	$1,142,100	1/
Audit-Related Fees	35,798	2/	64,575	2/
Tax Fees	5,494	3/	5,389	3/
All Other Fees	0		0

Total Fees	$1,220,592		$1,212,064

1/

Audit fees consist of the aggregate fees of KPMG in connection with (i) the audit of Bancorp’s annual consolidated financial statements, (ii) the required review of Bancorp’s financial information included in its Quarterly Reports on Form 10-Q, and (iii) the review of registration statements filed with the SEC and issuance of consents and comfort letters.

2/	Audit-related fees consist of professional services provided by KPMG Hong Kong in connection with the review of banking returns and internal controls for the Hong Kong branch.
3/	Tax fees include tax compliance services provided by KPMG Hong Kong for the Hong Kong branch.

AUDIT COMMITTEE REPORT

As part of its ongoing activities, the Audit and Risk Management Committee has:

•	Reviewed and discussed with management Bancorp’s audited consolidated financial statements for the year ended December 31, 2011;

•

Discussed with Bancorp’s independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

Received the written disclosures and the letter from Bancorp’s independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit and Risk Management Committee concerning independence, and has discussed with such independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit and Risk Management Committee recommended to the Board that the audited consolidated financial statements be included in Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2011.

Audit and Risk Management Committee

Kelly L. Chan (Chairman)

Jane Jelenko

Ting Y. Liu

INCORPORATION OF CERTAIN INFORMATION

The information contained in this proxy statement under the captions “Audit Committee Report,” “Compensation Committee Interlocks and Insider Participation,” and “Compensation Committee Report” shall not be deemed to be incorporated by reference by any general statement that purports to incorporate this proxy statement by reference, or any part thereof, into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that Bancorp expressly incorporates such information in such filing by reference. The information contained in this proxy statement under the captions “Audit Committee Report” and “Compensation Committee Report” shall not be deemed to be soliciting material or otherwise be deemed to be filed under the Securities Act or the Exchange Act, except to the extent that Bancorp requests that such information be treated as soliciting material or expressly incorporates such information in any such filing by reference. The websites of Bancorp at www.cathaygeneralbancorp.com and of Cathay Bank at www.cathaybank.com are not a part of nor are they incorporated into this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that Bancorp’s executive officers and directors and persons who own more than 10 percent of its common stock timely file initial reports of ownership of common stock and other equity securities, and reports of changes in such ownership, with the SEC. We have instituted procedures to receive and review these insider reports. After a review of the insider reports, we believe that all required reports were timely filed during 2011.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Policies and Procedures Regarding Related Party Transactions

It is the policy of the Board that all related party transactions shall be subject to review and approval or ratification by Bancorp’s Audit and Risk Management Committee, except for those matters that the Board has delegated to other committees or that require approval of a majority of the independent directors or that are reserved for the full Board or for the Board of Directors of Cathay Bank by statute, charter, regulations, Nasdaq listing standards, bylaws, or otherwise. Extensions of credit by Cathay Bank to executive officers, directors, and principal stockholders of Bancorp and their related interests are subject to review and approval by the Board of Directors of Cathay Bank pursuant to section 22(h) of the Federal Reserve Act (12 U.S.C. 375b), as implemented by the Federal Reserve Board’s Regulation O (12 CFR part 215). A related party transaction includes any transaction in which Bancorp or any of its subsidiaries is a participant and in which any of the following persons has or will have a direct or indirect interest: (a) a person who is or was (since the beginning of the last fiscal year for which Bancorp has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director, or nominee for election as a director; (b) a greater than 5% beneficial owner of Bancorp’s common stock; or (c) an immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

In addition, the Audit and Risk Management Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to Bancorp’s Code of Ethics. Under Bancorp’s Code of Ethics, directors, officers, and all personnel are expected to avoid and to promptly disclose any relationship, influence, or activity that would cause or even appear to cause a conflict of interest. All directors must abstain from any discussion or decision affecting their personal, business, or professional interests.

In determining whether to approve or ratify a related party transaction, the Audit and Risk Management Committee generally considers applicable laws and regulations and all relevant facts and circumstances and will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

These policies and procedures regarding related party transactions are reflected in the Audit and Risk Management Committee charter, our Code of Ethics, the Cathay Bank Regulation O Policy, and the Cathay Bank Code of Personal and Business Conduct, and have been approved by the Board.

Banking Transactions

Certain directors and officers of Bancorp or Cathay Bank, members of their families, and the companies with which they are associated, have been customers of, and have had banking transactions with, Cathay Bank in the ordinary course of Cathay Bank’s business. Cathay Bank expects to continue such banking transactions in the future. All loans and commitments to lend included in these transactions were made in compliance with applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing at Cathay Bank at the time for comparable loans with persons not related to Cathay Bank and, in the opinion of the management of Cathay Bank, did not involve more than a normal risk of collectability or present any other unfavorable features.

Sale of Loan Participation

On or about June 30, 2011, Cathay Bank entered into an agreement to sell to Noble Field Overseas Limited, a Virgin Islands company (“Noble Field”), a participation in an outstanding loan that Cathay Bank had originated and for which Alameda Product Market LLC (“Alameda”) was obligated as the borrower. In March 2009, both Alameda and the guarantor of the loan, Meruelo Maddux Properties, Inc., had filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code. Cathay Bank is informed that Noble Field is controlled by Ms. Angela Chen Sabella, who is the spouse of Mr. Anthony M. Tang, an Executive Vice President of Bancorp and Senior Executive Vice President and Chief Lending Officer of Cathay Bank.

The outstanding principal amount and accrued and unpaid interest on the loan totaled approximately $51.6 million, of which Cathay Bank retained a $39.9 million interest after having sold another participation. The participation purchased by Noble Field consisted of an undivided interest of approximately 48.35% in the loan, for which it paid Cathay Bank $24.5 million, or approximately 98% of the outstanding principal amount and accrued and unpaid interest attributable to the 48.35% participation. Cathay Bank continues to service the loan and is obligated to pay Noble Field its proportionate share of any distributions, less certain excluded amounts, and Noble Field bears the credit risk with respect to its undivided interest. The sale of the participation was approved by the Board of Directors of Cathay Bank, including all the members of its Audit Committee, without Mr. Tang’s participation in the voting or discussion. In approving the sale, the Board of Directors determined that the sale was for an amount not less than the then current market value of the participation, was made on substantially the same terms and procedures no less stringent than those prevailing for comparable transactions with unrelated parties, and was made on terms no more favorable than those generally available to an unaffiliated third party under the same or similar circumstances.

Indemnity Agreements

Bancorp’s bylaws provide for the indemnification by Bancorp of its agents, including its directors and officers, to the maximum extent permitted under Delaware law. Bancorp also has indemnity agreements with its directors and certain of its officers. These indemnity agreements permit Bancorp to indemnify an officer or director to the maximum extent permitted under Delaware law and prohibit Bancorp from terminating its indemnification obligations as to acts of any officer or director that occur before the termination. Bancorp believes the indemnity agreements assist it in attracting and retaining qualified individuals to serve as directors and officers of Bancorp. Bancorp’s certificate of incorporation also provides for certain limitations on the liability of directors, as permitted by Delaware law. The indemnification and limitations on liability permitted by the certificate of incorporation, bylaws, and the indemnity agreements are subject to the limitations set forth by Delaware law. In addition, pursuant to a memorandum of understanding entered with FRB in December 2009, among other things, Bancorp agreed to notify the FRB prior to effecting certain changes to our senior executive officers and Board and is limited and/or prohibited, in certain circumstances, in its ability to enter into contracts to pay and to make golden parachute severance and indemnification payments. Cathay Bank is subject to similar limitations related to its March 2010 memorandum of understanding with the FDIC and the DFI.

CODE OF ETHICS

Bancorp has adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, known as the Code of Ethics for Senior Financial Officers, and which is available on our website at www.cathaygeneralbancorp.com. Stockholders may request a free copy of the Code of Ethics for Senior Financial Officers by written request directed to Cathay General Bancorp, 9650 Flair Drive, El Monte, CA 91731, Attention: Investor Relations.

If Bancorp makes any substantive amendments to its Code of Ethics for Senior Financial Officers or grants any waiver, including any implicit waiver, from a provision of the Code to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, it will disclose the nature of such amendment or waiver in a report on Form 8-K.

COMMUNICATIONS WITH BOARD OF DIRECTORS

The Board has an established process for stockholder communications. Stockholders may send communications to the Board or any individual director by mail addressed to: Board of Directors, Cathay General Bancorp, 9650 Flair Drive, El Monte, California 91731. Communications addressed to the Board will be reviewed by the Assistant Secretary of Bancorp and directed to the Secretary, the Chairman of the Board, or the Lead Independent Director, as appropriate, for further review and distribution to certain or all members of the Board. Communications addressed to individual directors will be forwarded directly to them.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K AND PROXY STATEMENT

On the written request of any stockholder of record as of April 2, 2012, Bancorp will furnish, without charge, a copy of its Annual Report on Form 10-K for the year ended December 31, 2011, including financial statements, schedules, and lists of exhibits, and any particular exhibit specifically requested. Requests should be addressed to Monica Chen, Assistant Secretary, Cathay General Bancorp, 9650 Flair Drive, El Monte, California 91731, telephone number, (626)  279-3286.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

Under Bancorp’s bylaws, nominations for election to the Board and proposals for other business to be transacted by Bancorp stockholders at an annual meeting of stockholders may be made by a stockholder (as distinct from Bancorp) only if the stockholder is entitled to vote at the meeting and has given Bancorp’s Secretary timely written notice that complies with the notice requirements of the bylaws. In addition, business other than a nomination for election to the Board must be a proper matter for action under Delaware law and Bancorp’s certificate of incorporation and bylaws. Among other requirements, the written notice must be delivered to Bancorp’s Secretary at Bancorp’s principal executive office located at 777 North Broadway, Los Angeles, California 90012, by no earlier than February 12, 2013, or later than March 14, 2013, based on the expected date of the scheduled annual meeting being May 13, 2013. However, if less than 70 days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, the notice, to be timely, must be so delivered by the close of business on the tenth day following the earlier of the day on which notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made.

Separate and apart from the required notice described in the preceding paragraph, rules promulgated by the SEC under the Exchange Act entitle a stockholder in certain instances to require Bancorp to include that stockholder’s proposal (but not that stockholder’s nominees for director) in the proxy materials distributed by Bancorp for its next annual meeting of stockholders. Any stockholder of Bancorp who wishes to present a proposal for inclusion in Bancorp’s 2013 proxy solicitation materials must: (i) set forth the proposal in writing; (ii) file it with Bancorp’s Secretary on or before December 13, 2012, or if the date for the 2013 annual meeting is before April 14, 2013, or after June 13, 2013, then such stockholder must file it with Bancorp’s Secretary at a reasonable time before the printing and mailing of the proxy statement for the 2013 meeting; and (iii) meet the other requirements for inclusion contained in the SEC’s stockholder proposal rules.

By Order of the Board of Directors

Perry Oei
Secretary

Los Angeles, California

April 12, 2012

777 NORTH BROADWAY

LOS ANGELES, CALIFORNIA 90012

0 CATHAY GENERAL BANCORP Proxy for the Annual Meeting of Stockholders, May 14, 2012 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CATHAY GENERAL BANCORP Dunson K. Cheng and Heng Chen, or any of them, with full power of substitution, are hereby appointed as proxy holders and authorized to represent and to vote as designated on the reverse the undersigned’s shares of Cathay General Bancorp common stock at the Annual Meeting of Stockholders to be held at 9650 Flair Drive, El Monte, California 91731, at 5:00 p.m., local time, on May 14, 2012, and at any and all adjournments and postponements thereof. This proxy card when properly executed will be voted in the manner directed by you. If you return this proxy card without voting instructions, then the proxy holders will vote your shares according to the recommendations of the Board of Directors. (Continued and to be signed on other side.) 14475

ANNUAL MEETING OF STOCKHOLDERS OF CATHAY GENERAL BANCORP May 14, 2012 PROXY VOTING INSTRUCTIONS TELEPHONE -Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. Vote by phone until 11:59 PM EST the day before the meeting. MAIL -Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON -You may vote your shares in person by attending the Annual Meeting. COMPANY NUMBER ACCOUNT NUMBER IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 14, 2012. Cathay General Bancorp’s Proxy Statement and Annual Report for the year ended December 31, 2011, are also available electronically at www.cathaygeneralbancorp.com/proxymaterials Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone. 20433000000000000000 5 051412 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 THROUGH 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x The Board recommends a vote FOR ALL NOMINEES on the following proposal: 1. Election of Class I Directors of Cathay General Bancorp. O Michael M. Y. Chang O Jane Jelenko O Anthony M. Tang O Peter Wu FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: The Board recommends a vote FOR the following proposals: 2. Approve our executive compensation. 3. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2012 fiscal year. Other Business. 4. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the Annual Meeting or any and all adjournments and postponements thereof. The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated April 12, 2012. Please sign, date, and return this proxy card even if you intend to be present at the Annual Meeting. This proxy may be revoked as set forth in the accompanying Proxy Statement, and the shares may be voted by the holder at the Annual Meeting. PLEASE MARK ABOVE, THEN SIGN AND DATE THIS PROXY CARD BELOW AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. FOR AGAINST ABSTAIN Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CATHAY GENERAL BANCORP

Proxy for the Annual Meeting of Stockholders, May 14, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF CATHAY GENERAL BANCORP

Dunson K. Cheng and Heng Chen, or any of them, with full power of substitution, are hereby appointed as proxy holders and authorized to represent and to vote as designated on the reverse the undersigned’s shares of Cathay General Bancorp common stock at the Annual Meeting of

Stockholders to be held at 9650 Flair Drive, El Monte, California 91731, at 5:00 p.m., local time,

on May 14, 2012, and at any and all adjournments and postponements thereof.

This proxy card when properly executed will be voted in the manner directed by you. If you return this proxy card without voting instructions, then the proxy holders will vote your shares according to the recommendations of the Board of Directors.

(Continued and to be signed on other side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

CATHAY GENERAL BANCORP

MAY 14, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 14, 2012

Cathay General Bancorp’s Proxy Statement and

Annual Report for the year ended December 31, 2011

are also available electronically at

www.cathaygeneralbancorp.com/proxymaterials

Please sign, date, and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

20433000000000000000 5 051412

Signature of Stockholder Date: Signature of Stockholder Date:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

The Board recommends a vote FOR ALL NOMINEES on the

following proposal:

1. Election of Class I Directors of Cathay General Bancorp.

OMichael M. Y. Chang

OJane Jelenko

OAnthony M. Tang

OPeter Wu

The Board recommends a vote FOR the following proposals:

2. Approve our executive compensation.

3. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2012 fiscal year.

Other Business.

4. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the Annual Meeting or any and all adjournments and postponements thereof.

The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated April 12, 2012.

Please sign, date, and return this proxy card even if you intend to be present at the Annual

Meeting. This proxy may be revoked as set forth in the accompanying Proxy Statement, and the shares may be voted by the holder at the Annual Meeting.

PLEASE MARK ABOVE, THEN SIGN AND DATE THIS PROXY CARD BELOW AND

RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

FOR ALL NOMINEES

WITHHOLD AUTHORITY

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark FOR ALL EXCEPT and fill in the circle next to each nominee you wish to withhold, as shown here:

NOMINEES:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 THROUGH 3.

PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

FOR AGAINST ABSTAIN

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.